                                                                  EXHIBIT 10.1.8
--------------------------------------------------------------------------------

                     =====================================
                         SEASIDE FACTORY OUTLET CENTER
                     =====================================


                                By and Between


                                 SEASIDE, LLC,
                     an Oregon limited liability Company,
                                   Landlord


                                      and


                             COLDWATER CREEK, INC.
                             an Idaho corporation,
                                    TENANT


                                March 25, 1997

SEASIDE FACTORY OUTLET CENTER

                                     LEASE

                               TABLE OF CONTENTS


ARTICLE 1. BASIC PROVISIONS................................................ 1
     1.1    Name and Location of Factory Outlet Center..................... 1
     1.2    Landlord's Address............................................. 1
     1.3    Tenant's Address............................................... 1
     1.4    Description of Premises........................................ 1
     1.5    Notice Period.................................................. 1
     1.6    Length of Term................................................. 1
     1.7    Opening Date................................................... 1
     1.8    Term Commencement.............................................. 1
     1.9    Term Expiration................................................ 1
     1.10   Prepaid Rent................................................... 1
     1.11   Security Deposit............................................... 1
     1.12   Monthly Minimum Rent........................................... 1
     1.13   Tenant's Percentage Rent Rate.................................. 1
     1.14   Tenant's Expense Percentage.................................... 2
     1.15   Use of Premises................................................ 2
     1.16   Tenant's Trade Name............................................ 2
     1.17   Hours of Operation............................................. 2
     1.18   Advertising and Promotion Fund................................. 2
     1.19   Tenant's Address for Notices................................... 2
     1.20   Tenant's Address for Billing................................... 2
     1.21   Landlord's Address for Notices................................. 2
     1.22   Brokers........................................................ 2
     1.23   Exhibits....................................................... 2

ARTICLE 2. PREMISES........................................................ 3

ARTICLE 3. DEFINITIONS..................................................... 3
     3.1    Accounting Period.............................................. 3
     3.2    Common Area Operating Cost..................................... 3
     3.3    Common Areas................................................... 3
     3.4    Expiration..................................................... 3
     3.5    Gross Sales.................................................... 3
     3.6    Hazardous Material............................................. 3
     3.7    Lease Year..................................................... 4
     3.8    Mortgage....................................................... 4
     3.9    Mortgagee...................................................... 4
     3.10   Substantial Completion......................................... 4
     3.11   Tenant......................................................... 4
     3.12   Term........................................................... 4
     3.13   Termination.................................................... 4

ARTICLE 4. CONSTRUCTION.................................................... 4
     4.1    Construction................................................... 4
     4.2    Substantial Completion......................................... 4
     4.3    Possession..................................................... 4
     4.4    Defects and Variances.......................................... 4
     4.5    Failure to Take Possession..................................... 4
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
     4.6    Landlord's Failure to Deliver.................................  5

ARTICLE 5. TERM...........................................................  5
     5.1    Commencement of Term..........................................  5
     5.2    Commencement Date Agreement...................................  5
     5.3    Holdover Tenancy..............................................  5
     5.4    Early Termination.............................................  5

ARTICLE 6. PREPAID RENT AND SECURITY DEPOSIT..............................  5
     6.1    Prepaid Rent..................................................  5
     6.2    Security Deposit..............................................  5

ARTICLE 7. RENT...........................................................  6
     7.1    Initial Monthly Minimum Rent..................................  6
     7.2    Payment of Percentage Rent....................................  6
     7.3    Percentage Rent Computation...................................  6
     7.4    Adjustment of Percentage Rent Payments........................  6
     7.5    Interest, Late Payment, and Check Charges.....................  6
     7.6    Payment.......................................................  6
     7.7    Place of Payment..............................................  6

ARTICLE 8. RECORDING AND REPORTING GROSS RECEIPTS.........................  6
     8.1    Tenant's Records..............................................  6
     8.2    Statement of Gross Receipts...................................  7
     8.3    Monthly Reports...............................................  7
     8.4    Right to Examine Books........................................  7
     8.5    Audit.........................................................  7

ARTICLE 9. TAXES AND LANDLORD'S INSURANCE.................................  7
     9.1    Real Property Taxes and Insurance Defined.....................  7
     9.2    Payment.......................................................  8
     9.3    Annual Adjustment.............................................  8
     9.4    Additional and Substitute Taxes...............................  8

ARTICLE 10. TAXES ON LEASEHOLD............................................  8
     10.1   Responsibility for Taxes......................................  8
     10.2   Inclusion With Real Property Taxes............................  8

ARTICLE 11. CHANGES AND ADDITIONS TO THE CENTER...........................  8

ARTICLE 12. USE OF PREMISES...............................................  8
     12.1   Use of Premises...............................................  8
     12.2   Change of Name................................................  8
     12.3   Storage and Office Space......................................  9

ARTICLE 13. BUSINESS OPERATION............................................  9
     13.1   Discount Merchandise..........................................  9
     13.2   Operation of Business and Obligation to Operate...............  9
     13.3   Failure to Open or Operate....................................  9

ARTICLE 14. COMPETITION RADIUS............................................  9

ARTICLE 15. HAZARDOUS MATERIALS...........................................  9
     15.1   Hazardous Use.................................................  9
     15.2   Compliance.................................................... 10
     15.4   Tenant's Liability............................................ 10
     15.5   Inspection.................................................... 10

ARTICLE 16. COMMON AREAS.................................................. 11
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
     16.1   Use of Common Areas........................................... 11
     16.2   Solicitation of Business...................................... 11

ARTICLE 17. COMMON AREA OPERATING COST.................................... 11
     17.1   Tenant's Obligation........................................... 11
     17.2   Payment....................................................... 11
     17.3   Annual Adjustment............................................. 11

ARTICLE 18. FIXTURES AND ALTERATIONS...................................... 11
     18.1   Tenant's Fixtures and Improvements............................ 11
     18.2   Surrender of Improvements and Fixtures........................ 11

ARTICLE 19. SIGNS, AWNINGS, AND CANOPIES.................................. 12

ARTICLE 20. CONSTRUCTION LIENS............................................ 12
     20.1   Covenant Against Liens........................................ 12
     20.2   Right to Contest Liens........................................ 12

ARTICLE 21. MAINTENANCE AND UTILITIES..................................... 12
     21.1   Tenant's Maintenance.......................................... 12
     21.2   HVAC Maintenance.............................................. 12
     21.3   Landlord's Remedies........................................... 12
     21.4   Tenant's Liability for Damage................................. 12
     21.5   Utilities and Garbage......................................... 13

ARTICLE 22. SURRENDER OF PREMISES......................................... 13
     22.1   Surrender of Premises......................................... 13
     22.2   Property Left on Premises..................................... 13
     22.3   Failure to Surrender.......................................... 13

ARTICLE 23. INDEMNIFICATION AND INSURANCE................................. 13
     23.1   Indemnity..................................................... 13
     23.2   Tenant's Liability Insurance.................................. 14
     23.3   Tenant's Hazard Insurance..................................... 14
     23.4   Plate Glass/Storefront Insurance.............................. 14
     23.5   Worker's Compensation and Employer's Liability Insurance...... 14
     23.6   General Provisions............................................ 14
     23.7   Landlord's Hazard Insurance................................... 14
     23.8   Waiver of Subrogation......................................... 14
     23.9   Hazardous Use................................................. 14

ARTICLE 24. LOSS AND DAMAGES.............................................. 14

ARTICLE 25. FIRE AND OTHER CASUALTY....................................... 15
     25.1   Insured Loss.................................................. 15
     25.1.1 Commencement of Restoration................................... 15
     25.1.2 Termination................................................... 15
     25.1.3 Loss Near End of Term......................................... 15
     25.2   Uninsured Loss................................................ 15
     25.3   Loss to the Center............................................ 15
     25.4   Restoration................................................... 15
     25.5   Rent Adjustment............................................... 15
     25.6   Effect of Termination......................................... 16
     25.7   Continuous Operations......................................... 16

ARTICLE 26. EMINENT DOMAIN................................................ 16
     26.1   Definitions................................................... 16
     26.2   Total Condemnation of Premises................................ 16
     26.3   Partial Condemnation.......................................... 16

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
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
     26.4   Total Condemnation of Center.................................. 16
     26.5   Damages....................................................... 16

ARTICLE 27. SUBORDINATION, ATTORNMENT, AND ESTOPPEL CERTIFICATES.......... 16
     27.1   Subordination and Nondisturbance.............................. 16
     27.2   Attornment.................................................... 16
     27.3   Estoppel Certificates......................................... 16

ARTICLE 28. INVOLUNTARY ASSIGNMENT........................................ 17
     28.1   Involuntary Assignment........................................ 17
     28.1.1 Insolvency or Creditors Proceedings........................... 17
     28.1.2 Attachment or Execution....................................... 17
     28.1.3 Appointment of Receiver....................................... 17
     28.2   Effect of Involuntary Assignment.............................. 17

ARTICLE 29. VOLUNTARY ASSIGNMENT.......................................... 17
     29.1   Consent Required.............................................. 17
     29.2   Effect of Change in Partnership............................... 17
     29.3   Effect of Individual Transfer................................. 17
     29.4   Effect of Change in Corporation or Limited Liability Company.. 17
     29.5   Assignment of Rent............................................ 17
     29.6   Increase in Rent.............................................. 18
     29.7   Assignment Fee................................................ 18
     29.8   Continuing Liability.......................................... 18

ARTICLE 30. WASTE, NUISANCE, AND ENVIRONMENTAL............................ 18
     30.1   Waste or Nuisance............................................. 18
     30.2   Compliance with Law........................................... 18
     30.3   Permits....................................................... 18
     30.4   Use of Hazardous Material..................................... 18

ARTICLE 31. ADVERTISING AND PROMOTION..................................... 18
     31.1   Promotional Program........................................... 18
     31.2   Merchants' Association........................................ 18
     31.3   Tenant's Contribution......................................... 18
     31.4   Grand Opening................................................. 19
     31.5   Joint Advertisements.......................................... 19
     31.6   Advertising................................................... 19
     31.7   Accounting.................................................... 19
     31.8   Collection.................................................... 19

ARTICLE 32. RIGHT OF ENTRY................................................ 19
     32.1   Right of Entry................................................ 19
     32.2   Entry in Tenant's Absence..................................... 20
     32.3   Leasing Sign.................................................. 20

ARTICLE 33. DEFAULT....................................................... 20
     33.1   Tenant's Default.............................................. 20
     33.1.1 Failure to Pay Rent and Other Charges......................... 20
     33.1.2 Abandonment................................................... 20
     33.1.3 Involuntary Assignment or Insolvency.......................... 20
     33.1.4 Failure to Perform Covenants, Conditions, and Obligations..... 20
     33.2   Landlord's Remedies........................................... 20
     33.2.1 Termination................................................... 20
     33.2.2 Reentry....................................................... 20
     33.2.3 Termination Following Reentry................................. 20
     33.2.4 Compulsory and Binding Arbitration............................ 20
     33.3   Rights Upon Reentry........................................... 20
     33.4   No Termination by Reentry..................................... 21

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
     33.5   Notice of Termination; Damages................................ 21
     33.5.1 Unpaid Earned Rental.......................................... 21
     33.5.2 Rental Between Termination and Award.......................... 21
     33.5.3 Rental Following Award........................................ 21
     33.5.4 Other Damages................................................. 21
     33.6   Worth at Time of Award Defined................................ 21
     33.7   Rent Defined.................................................. 21
     33.8   Right to Cure Tenant's Default................................ 21
     33.9   Restoration................................................... 21
     33.10  Landlord's Default............................................ 22

ARTICLE 34. RULES AND REGULATIONS......................................... 22

ARTICLE 35. NOTICES....................................................... 22
     35.1   Notice and Consents........................................... 22

ARTICLE 36. BROKERS....................................................... 22

ARTICLE 37. MISCELLANEOUS................................................. 22
     37.1   Quiet Enjoyment............................................... 22
     37.2   Waiver and Consent............................................ 22
     37.3   Accord and Satisfaction....................................... 23
     37.4   Severability.................................................. 23
     37.5   Excuse for Performance........................................ 23
     37.6   Successors.................................................... 23
     37.7   No Partnership................................................ 23
     37.8   Relocation.................................................... 23
     37.8.1 Prior to Commencement......................................... 23
     37.8.2 During Term................................................... 23
     37.9   Transfer of Ownership......................................... 23
     37.10  Corporate Authority; Partnership Authority.................... 23
     37.11  Attorney Fees................................................. 24
     37.12  No Option..................................................... 24
     37.13  Captions...................................................... 24
     37.14  Gender........................................................ 24
     37.15  Covenants and Conditions...................................... 24
     37.16  Reservation................................................... 24
     37.17  Recordation................................................... 24
     37.18  Entire Agreement.............................................. 24
     37.19  Time is of the Essence........................................ 24
     37.20  Venue......................................................... 24
     37.21  Survival...................................................... 24
     37.22  Compulsory and Binding Arbitration............................ 24

SEASIDE FACTORY OUTLET CENTER

                                     LEASE


     THIS Lease is made February 24, 1997, between Seaside, LLC, an Oregon limited liability company ("Landlord"), and Coldwater Creek, Inc., an Idaho corporation ("Tenant").

     In consideration of the rents, covenants, and conditions herein set forth, Landlord and Tenant agree as follows:

                                                    ARTICLE 1. BASIC PROVISIONS

   1.1                                     Name and Location of Factory Outlet Center.    Seaside Factory Outlet Center (the
                                                                           (Article 2)    "Center"), located in the City of
                                                                                          Seaside, County of Clatsop, Oregon,
                                                                                          and described on the map attached
                                                                                          hereto as Exhibit B.

   1.2                                                             Landlord's Address.    Seaside, LLC
                                                                                          1111 Main Street, Suite #700
                                                                                          Vancouver, Washington  98660

   1.3                                                               Tenant's Address.    Coldwater Creek
                                                                                          1111 North Roosevelt, Suite 100
                                                                                          Seaside, Oregon  97138

   1.4                                                        Description of Premises.    Approximately 4,280 square feet of
                                                              (Article 2)                 building space in Building A of the
                                                                                          Center, outlined on the map of the
                                                                                          Center attached hereto as Exhibit B Site
                                                                                          Plan ("Premises").


   1.4.1                                          Approximate Leasable Square Footage.    101,952 square feet

   1.5                                                                  Notice Period.    Sixty (60) days following Landlord's
                                                                (Sections 4.3 and 5.1)    notice to Tenant that the Premises are
                                                                                          substantially complete.

   1.6                                                                 Length of Term.    Five (5) years.
                                                                         (Section 5.1)

   1.7                                                                   Opening Date.    Estimated to be June 1, 1997

   1.8                                                              Term Commencement.    Estimated to be June 1, 1997
                                                                         (Section 5.1)

   1.9                                                                Term Expiration.    May 31, 2002

   1.10                                                                  Prepaid Rent.    *
                                                                         (Section 6.1)    Dollars ($*           ) for the first
                                                                                          month of the Term (as hereinafter
                                                                                          defined) payable on or before Tenant
                                                                                          executes the Lease.

   1.11                                                              Security Deposit.    *


                                                                         (Section 6.2)    Dollars ($*           ) payable on or
                                                                                          before Tenant executes the Lease.

   1.12                                                          Monthly Minimum Rent.    Years 1-3 at $64,200 annually,
                                                                (Sections 7.1 and 7.2)    Payable at $5,350 per month
                                                                                          Years 4 & 5 at $68,480 annually,
                                                                                          Payable at $5,706.67 per month

   1.13                                                 Tenant's Percentage Rent Rate.    Years 1-3: 4% of Gross Sales
                                                                (Sections 7.3 and 7.4)    over $1,284,000. No percentage rent
                                                                                          shall be paid on gross sales in excess of
                                                                                           $500 per square foot per year. Years 4 &
                                                                                           5: 4% of Gross Sales over $1,369,600. No
                                                                                           percentage rent shall be paid on gross
                                                                                           sales in excess of $520 per square foot
                                                                                           per year.

   1.14                                                   Tenant's Expense Percentage.     4.2%
                                                                     (4,280 / 101,952)

   1.15                                                               Use of Premises.    Coldwater Creek outlet store selling
                                                                          (Article 12)    Coldwater Creek branded men's,
                                                                                          women's, and children's clothing, as

                                                                                          well as jewelry, home accessories, and

                                                                                          gift items which are offered for sale in

                                                                                          Coldwater Creek catalogs.

   1.16                                                           Tenant's Trade Name.    Coldwater Creek
                                                                          (Article 12)

   1.17                                                            Hours of Operation.    Monday through Saturday,
                                                                        (Section 13.1)    10:00 a.m. to 9:00 p.m.,
                                                                                          Sunday, 10:00 a.m. to 6:00 p.m.,
                                                                                          except Christmas.

   1.18                                                Advertising and Promotion Fund.    Initial annual contribution of $1.75
                                                                          (Article 31)    per square foot, subject to annual C.P.I.
                                                                                          adjustment, and a one-time grand
                                                                                          opening assessment of $1.50 per
                                                                                          square foot.

   1.19                                                  Tenant's Address for Notices.    Coldwater Creek
                                                                                          One Coldwater Creek Drive
                                                                                          Sandpoint, Idaho  83864

   1.20                                                  Tenant's Address for Billing.    Coldwater Creek
                                                                                          One Coldwater Creek Drive
                                                                                          Sandpoint, Idaho  83864

   1.21                                                Landlord's Address for Notices.    Seaside, LLC
                                                                                          1111 Main Street, Suite #700
                                                                                          Vancouver, Washington  98660

   1.22                                                                       Brokers.    Hanacek & Co.

   1.23                                                                      Exhibits.    The following Exhibits are attached
                                                                                          hereto and made a part of this Lease.

     EXHIBIT A - Legal Description of the Premises.

     EXHIBIT B - Site Plan of the Center, showing the location of the Premises.

     EXHIBIT C - Construction Exhibit.

     EXHIBIT D - Center Rules and Regulations.

     EXHIBIT E - Sign Regulations.

     EXHIBIT F - Conditions Precedent to Liability of Landlord and Tenant.

     EXHIBIT G - Option to Renew.

     The foregoing Basic Provisions are an integral part of this Lease. The references to exhibits and to other Sections designate locations in the Lease that refer to the Basic Provisions and are for convenience only. In the event of conflict between the Basic Provisions and other provisions of the Lease, the Basic Provisions shall control.

ARTICLE 2. PREMISES

     Landlord leases to Tenant and Tenant leases from Landlord the Premises described in Section 1.4 above. Reference to the "Center" includes all of the land identified as such on Exhibit B and the improvements thereon.

                            ARTICLE 3. DEFINITIONS

     As used in this Lease, the following words and phrases shall have the following meanings:

     3.1 Accounting Period. For purposes of this Lease, Accounting Period shall be defined as the calendar year commencing January 1 and terminating at midnight on December 31.

     3.2 Common Area Operating Cost. The actual and reasonable net cost and expense incurred by Landlord for the operation and maintenance of the Center. Common Area Operating Cost includes, without limitation, a management fee not to exceed five percent (5%) of the gross rental income from all tenants; cleaning, planting, replanting, and replacing flowers and landscaping; water and sewerage charges; maintenance, repair, and replacement of utility systems, roof, and parking lots; line painting; periodic painting, repair and replacement of exterior finishes; lighting exterior of the stores, monument, directional, pylon, and other Common Area sign maintenance; wages, premiums for worker's compensation insurance, unemployment taxes and social security taxes of employees who directly perform services in connection with operation and maintenance; personal property taxes, sales and use taxes on material, equipment, supplies, and services purchased for maintenance; fees for required licenses and permits; security fees; removal of ice, snow, rubbish, debris and other refuse (but not including removal of tenants' garbage); seasonal decorations, supplies and operation of loudspeakers and any other equipment supplying music to the Common Areas; operation of public toilets; policing the Common Areas and affording protection thereof against fire; reasonable straight-line depreciation or rental of movable equipment used in the maintenance of the Common Areas; and other similar direct costs properly chargeable to such operation. There shall be excluded all capital and depreciation costs except as provided above, interest, amortization, compensation of executives, all as determined in accordance with generally accepted accounting principles.

     3.3 Common Areas. All areas and facilities within the Center that are designated by Landlord from time to time for the general use and convenience of Tenant and other tenants and landlords of the Center and their authorized representatives and invitees. Common Areas may include any areas within the Center outside of leased premises.

     3.4       Expiration. The coming to the end of the time specified in
Section 1.6 of this Lease as its duration.

     3.5 Gross Sales. The term "Gross Sales" as used in this Lease means receipts from Gross Sales of Tenant and of all licensees, concessionaires, and tenants of Tenant, from all business conducted upon or from the Premises by Tenant and by all licensees, concessionaires, and tenants of Tenant, and whether such sales be evidenced by check, credit, charge account, exchange, or otherwise, and shall include, but not be limited to, the amounts received from the sale of goods, wares, and merchandise and for services performed on or at the Premises, together with the amount of all orders taken or received at the Premises, whether such orders be filled from the Premises or elsewhere, and whether such sales be made by means of merchandise or other vending devices on the Premises. Gross Sales shall not include sales of merchandise for which cash has been refunded, and allowances made on merchandise claimed to be defective or unsatisfactory may be deducted from Gross Sales to the extent they have been included in Gross Sales; and there shall be deducted from Gross Sales the sales price of merchandise returned by customers for exchange, provided that the sales price of merchandise delivered to the customer in exchange shall be included in Gross Sales. Gross Sales shall not include the amount of any sales, use, or excise tax imposed by any federal, state, municipal, or governmental authority directly on Gross Sales and collected from customers provided that the amount thereof is added to the selling price or absorbed therein, and paid by the Tenant to such governmental authority. No franchise or capital stock tax and no income or similar tax based upon income or profits as such shall be deducted from Gross Sales in any event whatever for purposes of this computation. Each charge or sale upon installment or credit shall be treated as a sale for the full price in the month during which such charge or sale shall be made, irrespective of the time when Tenant shall receive payment (whether full or partial) therefor. Gross Sales shall include any discount paid or payable to any firm or person for the use of any credit system.

     3.6 Hazardous Material. As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material, or waste which is or becomes regulated by any federal, state, or local governmental authority including, but not limited to, those substances, materials, and wastes listed in the United States Department Transportation Hazardous Materials Table (49 CFR 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto, any material or substance which is defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 USC (S) 6903), or defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 US (S) 9601 et seq. (42 USC (S) 9601) together with petroleum products.

     3.7 Lease Year. A consecutive twelve (12) months period. The first Lease Year shall commence on the Commencement Date (as hereinafter defined) unless such date is not the first day of a month in which case the first Lease Year shall commence on the first day of the month immediately following the month in which the Term commences. Succeeding Lease Years shall commence on the anniversary of the first day of the first Lease Year. The last Lease Year shall end on the Termination of this Lease.

     3.8 Mortgage. Any deed of trust, mortgage, or other written security device or agreement affecting the Premises and the note or other obligation secured by it.

     3.9 Mortgagee. The beneficiary, mortgagee, secured party, or other holder of a mortgage as defined herein.

     3.10 Substantial Completion. Completion of those items which are Landlord's responsibility, except those minor items which do not materially impair the useability of the Premises by Tenant.

     3.11 Tenant. Each and every person or party mentioned as a Tenant herein, be the same one or more; and if there shall be more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. The licensees, concessionaires, and tenants of Tenant shall be bound by the covenants and restrictions imposed upon Tenant notwithstanding the absence of specific reference to such persons.

     3.12 Term. The period of time during which Tenant has a right to occupy the Premises.

     3.13 Termination. The ending of the Term for any reason before expiration.

                            ARTICLE 4. CONSTRUCTION

     4.1 Construction. Construction of the Premises shall be accomplished in the manner described in Exhibit C. If the Premises have not already been constructed, the same shall be constructed in accordance with the provisions of Exhibit C. The Premises shall be deemed completed and possession delivered when Landlord has substantially completed the improvements to be installed by Landlord pursuant to Exhibit C. It is agreed that by occupying the Premises, Tenant formally accepts the same and acknowledges that the Premises are in the condition called for hereunder. In the event that any disagreement or dispute arises between Landlord and Tenant with reference to the work to be performed or whether or not the Premises is substantially complete, the certification of Landlord's architect shall be conclusive and binding upon the parties.

     4.2 Substantial Completion. Landlord shall give Tenant written notice of the expected date for "Substantial Completion" of Landlord's construction obligations at least ten (10) days before that date. After Landlord notifies Tenant of the date, Tenant may have the right to enter the Premises to commence equipping and fixturing as long as such entry does not interfere with Landlord or Landlord's contractor. The Premises shall be deemed ready for occupancy upon the expiration of ten (10) days from the date of said notice and when Landlord has Substantially Completed Landlord's work.

     4.3 Possession. When Tenant enters the Premises or takes possession as provided in this Article, all the provisions of this Lease shall be in full force and effect except for those provisions that expressly take effect on Term commencement.

     4.4 Defects and Variances. Within ten (10) sixty (60) days after Landlord has notified Tenant that Landlord's construction obligations have been substantially completed, Tenant shall give Landlord a list of any contended defects or variances from Landlord's construction obligations. Landlord will immediately commence to complete or correct the items that it believes are justified. If Tenant does not deliver the list within the ten (10) sixty (60) day period, Tenant shall be deemed to have accepted the Premises. If Tenant gives Landlord a list within the ten (10) sixty (60) day period, Tenant shall be deemed to have accepted the Premises subject to such defects or variances.

     4.5 Failure to Take Possession. In the event that Landlord notifies Tenant that the Premises are ready for delivery and Tenant fails to take possession and to open the Premises for business fully fixtured, stocked, and staffed prior to the date set forth in the Basic Provisions and prior to the expiration of any grace period provided for in Exhibit C for the construction of tenant improvements, then Landlord shall have the right, at its option, in addition to any other remedy provided in this Lease to collect not only the Monthly Minimum Rent but rental in an amount equal to twenty-five percent (25%) of the per diem Monthly Minimum Rent, calculated on the basis of a thirty (30) day month, per day for each business day that Tenant fails to commence to do business. Such additional rental shall be deemed to be in lieu of any Percentage Rent that might have been earned during the period in which Tenant fails to open.

     4.6 Landlord's Failure to Deliver. If Landlord, for any reason whatsoever (including but not limited to the causes described in Section 37.5 below), cannot deliver possession of the Premises to Tenant within sixty (60) days of Lease execution, this Lease shall not be void or voidable and the expiration date and Tenant's obligations hereunder (except the obligation to commence paying Rental) shall not be affected nor shall Landlord be liable to Tenant for any loss or damage, directly or indirectly, attributable to such delay.

                                ARTICLE 5. TERM

     5.1 Commencement of Term. The Term shall commence upon completion of the Notice Period provided in Section 1.5 above (the "Commencement Date"), or upon opening of the Premises for business, whichever first occurs, and shall continue for the period specified in Section 1.6 above. If the Commencement Date is not the first day of a month, then the Term shall be deemed to commence on the first day of the succeeding month; however, rent shall be due for any such partial month.

     5.2 Commencement Date Agreement. Following commencement of the Term, the parties shall immediately execute a supplement to this Lease stating the Commencement Date.

     5.3 Holdover Tenancy. If Tenant remains in the Leased Premises after the expiration or termination of this Lease, and has not given such prior written notice to Landlord or obtained Landlord's consent, such continuance of possession by Tenant will be deemed to be a month-to-month tenancy at the sufferance of the Landlord terminable on thirty (30) day's notice at any time by either party. All provisions of this Lease, except those pertaining to Term and rent, will apply to the month-to-month tenancy. Tenant will pay Monthly Minimum Rent in the amount equal to 150 percent (150%) of the Base Monthly Rent for the last full calendar month during the Term and Percentage Rent shall be paid within twenty (20) days after the end of each month. If Tenant intends to vacate the Leased Premises on the lease expiration date, Tenant will give Landlord ninety (90) days prior written notice of such intent to vacate.

     5.4 Early Termination. In the event Coldwater Creek's sales for months 13 through 24 do not exceed $200 per square foot, Coldwater Creek will have the one-time right to terminate this Lease with one hundred twenty (120) days' written notice. In the event this Lease is terminated prior to the term expiration, Tenant shall reimburse Landlord the pro-rata share of the additional tenant improvement cash allowance.

                 ARTICLE 6. PREPAID RENT AND SECURITY DEPOSIT

     6.1 Prepaid Rent. On or before execution of this Lease, Tenant has deposited with Landlord the amount specified in Section 1.10 above as prepaid rent for the period specified therein.

     6.2 Security Deposit. On or before execution of this Lease, Tenant has deposited with Landlord the amount specified in Section 1.11 above, which is a security deposit for the performance by Tenant of the provisions of this Lease. If Tenant is in default, Landlord may, at its option without prejudice to any other right or remedy, apply the security deposit, or any portion of it, to cure the default or to compensate Landlord for all damage sustained by Landlord resulting from Tenant's default. The security deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Tenant shall immediately, on demand, pay to Landlord a sum equal to the portion of the security deposit applied by Landlord as provided in this Article so as to maintain the security deposit in the sum provided above. If Tenant is not in default at the expiration or termination of the Term and when all rent and other sums due to Landlord following expiration or termination are paid by Tenant, Landlord shall return the security deposit to Tenant. Landlord's obligations, with respect to the security deposit, are those of a debtor and not a trustee. Landlord may maintain the security deposit separate and apart from Landlord's general funds or can commingle the security deposit with Landlord's other funds. Landlord shall not be required to pay Tenant interest on the security deposit.

                                ARTICLE 7. RENT

     7.1 Initial Monthly Minimum Rent. Tenant shall pay to Landlord as Monthly Minimum Rent the sum specified in Section 1.12 above per month in advance on or before the first day of each month during the first year of this Lease. Monthly Minimum Rent for the first month or portion of it shall be paid on or before execution of this Lease and shall be prorated for a partial month.

     7.2 Payment of Percentage Rent. Tenant shall pay to Landlord the Percentage Rent computed pursuant to the terms of this Lease. Percentage Rent shall be paid quarter annually commencing on the fifteenth (15th) day after the last day of the first three (3) months of the first Lease Year and on the fifteenth (15th) day of each third (3rd) month thereafter. The last payment of Percentage Rent shall be made on the fifteenth (15th) day after the expiration or termination of the Term and shall be for a rent period ending on the last day of the Term.

     7.3 Percentage Rent Computation. The amount of each quarterly payment of Percentage Rent shall be equal to Tenant's Percentage Rent Rate specified in
Section 1.13 of the Gross Receipts for the immediately preceding Percentage Rent Period in excess of one-quarter (1/4) of the annual Gross Receipts as specified in Section 1.13. Percentage Rent Periods are successive three (3) month periods in each Lease Year, the first such Period commencing on the first day of the first full month of the Lease Year. For the purpose of computing the amounts payable as Percentage Rent for the first Percentage Rent Period and the first Lease Year, the Gross Receipts received during the first partial month, if any, shall be added to the Gross Receipts for the first Percentage Rent Period. The amount of the last payment of Percentage Rent, if for less than a full Percentage Rent Period, shall be a sum equivalent to the amount, if any, by which the percentage designated above of the Gross Receipts for the remaining Term following the last full Percentage Rent Period exceeds the Monthly Minimum Rent payable for the same remainder of the Term.

     7.4 Adjustment of Percentage Rent Payments. If at the end of any Lease Year the total amount of Percentage Rent paid by Tenant exceeds the total amount of Percentage Rent required to be paid for such Lease Year, Tenant shall receive a credit equivalent to such excess which shall be deducted from subsequent Percentage Rent payments. If, at the end of any Lease Year or at the time of the last payment of Percentage Rent following expiration or Termination, the total amount of the Percentage Rent paid by Tenant for such Lease Year or partial Lease Year is less than the total amount of Percentage Rent required to be paid for such Lease Year or partial Lease Year, Tenant shall pay such deficit to Landlord at the time the annual or final report is submitted by Tenant to Landlord as required by Section 8.2. Any excess payment of Percentage Rent which has not been returned due to the amount of subsequent Percentage Rent payments available for credit, shall be paid to Tenant at the time the last payment of Percentage Rent would be due.

     7.5 Interest, Late Payment, and Check Charges. All rent, additional rent, and other sums payable by Tenant to Landlord under this Lease shall bear interest at the rate of fifteen percent (15%) per annum from ten (10) days from the date due until paid. In addition to interest and because of administrative expenses incident to delinquent payments, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount not paid when within ten (10) days from the date due. The payment of such late charge shall not excuse or cure any default by Tenant under this Lease. Tenant shall pay to Landlord the sum of fifty ($50) dollars for each check given by Tenant to Landlord that is not honored for payment (NSF check). Interest, late charges, and NSF check charges shall be due from Tenant to Landlord without notice or demand.

     7.6 Payment. All rental and other amounts payable by Tenant hereunder shall be paid without offset, deduction, notice or demand.

     7.7 Place of Payment. All rent, additional rent, and other sums required by this Lease to be paid by Tenant to Landlord shall be paid to Landlord, without deduction or setoff, at its address stated in Section 1.21 above or at such other place as the Landlord may designate from time to time in writing.

               ARTICLE 8. RECORDING AND REPORTING GROSS RECEIPTS

     8.1 Tenant's Records. For the purpose of ascertaining the amount payable as rent: Tenant agrees to prepare and keep on the Premises or at its head office for a period of not less than two years following the end of each Lease Year adequate records which shall include a record of inventories and receipts of merchandise at the Premises, and daily detailed tabulations of all Gross Receipts and other transactions on or from the Premises by Tenant and any licensees, concessionaires, and tenants of Tenant conducting any business upon or from the Premises. Tenant shall record at the time of sale, in the presence of the customer, all receipts from sales or other transactions whether for cash or credit in a cash register or in cash registers having a cumulative total which shall be sealed in a manner approved by Landlord, and having such other features as shall be reasonably required by Landlord to effectuate the accurate tabulation of Gross Receipts. Tenant further agrees to keep on the Premises or at its head office for at least two years following the end of each calendar year the gross income, sales, and occupation tax returns with respect to said Lease Years and all pertinent original sales records. Pertinent original sales records shall include: (a) cash register tapes, including tapes from temporary registers; (b) serially numbered sales slips; (c) the originals of all mail orders at and to the Premises; (d) the original records of all telephone orders at and to the Premises; (e) settlement report sheets of transactions with tenants, concessionaires, and licensees of Tenant; (f) the original records showing that merchandise returned by customers was purchased at the Premises by such customers; (g) memorandum receipts or other records of merchandise taken out on approval; (h) such other sales records, if any, which would normally be examined by an independent accountant pursuant to accepted auditing standards in performing an audit of Tenant's sales; and (i) the records specified in (a) and
(h) above of tenants, concessionaires, or licensees of Tenant. Landlord and Landlord's authorized representative shall have the right to examine Tenant's records aforesaid at any reasonable time.

     8.2 Statement of Gross Receipts. Tenant shall submit to Landlord on or before the day specified in Section 7.2 for payment of Percentage Rent at the place then fixed for the payment of rent, a written statement signed by Tenant and certified by Tenant to be true and correct showing in reasonably accurate detail, the amount of Gross Receipts for the preceding Percentage Rent Period. Tenant shall submit to the Landlord on or before the sixtieth day following the end of each Lease Year and on or before the thirtieth day following the expiration or termination of the Term, at the place then fixed for the payment of rent a written statement signed by Tenant, and certified by Tenant to be true and correct, showing in reasonable detail, satisfactory in scope and substance to Landlord, the amount of Gross Receipts during the preceding Lease Year or partial Lease Year. The statements referred to herein shall be in such form and style and contain such details and breakdown as the Landlord may reasonably request. If the statement is not received in the time manner specified, it is automatically assumed that Tenant's Gross Sales are twice the gross receipts as set forth in Section 1.10 and will be calculated by the Landlord as such.

     8.3 Monthly Reports. In addition to the written statements required by Section 8.2, Tenant shall provide to Landlord in the form and at the times requested by Landlord, uncertified monthly reports of Gross Receipts. The information may be used, among other purposes, to provide monthly statistical reporting to tenants concerning sales activity in the Premises but the information and any reports will be treated in such a manner as to retain the confidentiality of the information, provided, however, Landlord shall be permitted to divulge the contents of any such statements in connection with any contemplated sales, transfers, assignments, encumbrances, or financing arrangements of Landlord's interest in the Center or in connection with any administrative or judicial proceedings in which Landlord is involved where Landlord may be required to divulge such information.

     8.4 Right to Examine Books. The acceptance by the Landlord of payments of Percentage Rent shall be without prejudice to the Landlord's right to an examination of the books and records required to be kept by Tenant hereunder in order to verify the amount of Gross Receipts reported by Tenant.

     8.5 Audit. At its option, Landlord may cause, at any reasonable time, an audit to be made of Tenant's entire business affairs and records relating to the Premises for the period covered by any reporting period of the Tenant as above described. If such audit shall disclose a liability for rent to the extent of two percent (2%) or more in excess of the rentals theretofore reported and paid by Tenant for the period or periods in question, or if such audit shows that Tenant has failed to maintain the books of account and records required by this Article 8 so that Landlord is unable to verify the accuracy of Tenant's statement, Tenant shall promptly pay to Landlord the cost of said audit in addition to the deficiency, which deficiency shall be payable in any event, and, in addition, Landlord, at Landlord's option, may terminate this Lease at any time during the following six (6) month period upon thirty (30) days prior written notice to Tenant of such termination.

     If at any time Tenant causes an audit of Tenant's business to be made by a certified public accountant or a public accountant, Tenant shall, without cost or expense to Landlord, cause such accountant to furnish Landlord, within thirty
(30) days after completion of such audit, with a copy of such audit and with a certificate of Gross Sales for the period covered by such audit.

                   ARTICLE 9. TAXES AND LANDLORD'S INSURANCE

     9.1 Real Property Taxes and Insurance Defined. Beginning on the Commencement Date and continuing during the Term, Tenant shall pay to Landlord as additional rent an amount equal to Tenant's Expense Percentage of the real property taxes and general and special assessments or installments thereof which are now or hereafter may be assessed against the Center ("Real Property Taxes") and the cost to Landlord of the insurance maintained by Landlord in connection with the Center ("Insurance"). Such insurance includes, but is not limited to, public liability, insurance, casualty insurance on the buildings and other improvements in the Center, and such additional insurance as may be reasonably determined by Landlord. If Landlord self insures with respect to part or all of its liability insurance, the cost to Landlord shall be deemed to include the reasonable cost of premiums for such insurance as would otherwise have been purchased by Landlord.

     9.2 Payment. Tenant shall pay to Landlord on or before the first day of each month during the Term a sum estimated by Landlord to be the monthly amount of Real Property Taxes and Insurance payable by Tenant. Landlord may adjust the estimated sum not more frequently than once every three months and upon written notice to Tenant at least ten (10) days prior to the date that Tenant's payment is due.

     9.3 Annual Adjustment. Landlord shall furnish to tenant following the end of each Accounting Period a statement of the actual Real Property Taxes and Insurance payable by Tenant for the Accounting Period and the payments made by Tenant during the Period. If the sum payable exceeds the payments made by Tenant, Tenant shall pay Landlord the deficiency within twenty (20) days after receipt of the statement. If Tenant's payments exceed the sum payable, the excess shall be a credit that may be offset against subsequent monthly payments of Real Property Taxes and Insurance until the sum of such payments so offset equals the sum of the credit. The Real Property Taxes and Insurance payable by Tenant for Accounting Periods at the commencement and expiration or termination of the Lease shall be prorated.

     9.4 Additional and Substitute Taxes. If at any time during the Term a state or any political subdivision of a state, including any county, city, public corporation, district, or any other political entity or public corporation of a state levies or assesses against Landlord a tax, fee, or excise on rents, on the square footage of the Premises, on the act of entering into this Lease, or on the occupancy of Tenant, or any other tax, fee, or excise, however described, as a direct substitution in whole or in part for, or in addition to, any real property taxes, Tenant shall pay before delinquency that tax, fee, or excise. Tenant's share of any such tax, fee, or excise shall be substantially the same as Tenant's Expense Percentage of Real Property Taxes as provided in this Lease.

                        ARTICLE 10. TAXES ON LEASEHOLD

     10.1 Responsibility for Taxes. Tenant shall be responsible for and shall pay before delinquency all municipal, county, or state taxes assessed during the Term against any leasehold interest, moveable trade fixture, and personal property of any kind, owned by or placed in, upon, or about the Premises by the Tenant, whether or not such assessment is made against Tenant or against Landlord, and shall provide Landlord with proof of payment, if requested.

     10.2      Inclusion With Real Property Taxes. If any taxes described in
Section 10.1 are levied against Landlord or the Center, or if the assessed value of the Center is increased by the inclusion of a value placed on Tenant's property, and if Landlord pays the taxes on any of these items or the taxes based on the increased assessment of these items, Tenant, on demand, shall immediately reimburse

Landlord for the sum of the taxes levied against Landlord or the proportion of such taxes resulting from the increase in Landlord's assessment.

                ARTICLE 11. CHANGES AND ADDITIONS TO THE CENTER

     Landlord reserves the right to make alterations to, to make additions to, to build additional stories on or to build adjoining the Center, provided that such construction shall not materially interfere with the physical use to be made of the Premises by Tenant. Landlord also reserves the right to construct other buildings or improvements in the Center from time to time and to make alterations or additions to the buildings and improvements and to build additional stories on any such building or buildings and to build adjoining same and to construct double deck or elevated parking facilities.

                          ARTICLE 12. USE OF PREMISES

     12.1 Use of Premises. Tenant shall use the Premises solely for the purpose of conducting the business described in Section 1.15 above. Landlord has entered into this Lease with Tenant in order to obtain for the benefit of the entire Center the unique attraction of Tenant's trade name and the unique merchandising mix and product line associated with Tenant's business described above and in consideration of any restrictions in mortgages and other leases. Tenant will not therefore use, or permit the use of, the Premises for any other business or purpose. The foregoing restriction on use of the Premises, the restriction on change of name in Section 12.2, and the restriction on assignment, sublease, and other transfers in Articles 28 and 29 are expressly agreed to by Tenant as an inducement to Landlord to lease to Tenant.

     12.2 Change of Name. Tenant agrees not to change the trade name of the business operated in the Premises without the prior written permission of Landlord.

     12.3 Storage and Office Space. Tenant shall warehouse, store, or stock in the Premises only such goods, wares, and merchandise as Tenant intends to offer for retail sale at, in, from, or upon the Premises. This shall not preclude occasional emergency temporary transfer of merchandise from the other stores of Tenant, if any, not located in the Center. Tenant shall use for office, clerical, or other non-selling purposes only such space in the Premises as is from time to time reasonably required for Tenant's business in the Premises. No auction, fire, bankruptcy, or going out of business sales may be conducted in the Premises without the prior written consent of Landlord.

                        ARTICLE 13. BUSINESS OPERATION

     13.1 Discount Merchandise. At all times during the Term, predominantly all of Tenant's merchandise shall be for sale at prices which are at least twenty-five (25%) percent less than the normal retail price of such merchandise.

     13.2 Operation of Business and Obligation to Operate. Tenant shall maintain and operate the business during the entire Term with due diligence and in a first-class manner, so as to produce the maximum rent to Landlord under the Percentage Rent provisions hereof from Tenant's operation and the operations of other tenants of Landlord in the Center. Subject to inability by reason of strikes or labor disputes, Tenant shall carry at all times on the Premises a stock of merchandise of such size, character, and quality and shall provide staffing as is customary for a factory outlet store. Tenant shall conduct its business in the Premises during the hours and days specified in Section 1.17 above. Tenant may maintain longer hours or days upon prior written approval of the Landlord, but in no event shall the hours or days be less than provided in this Lease. Landlord's written approval of longer hours or days may be conditioned upon Tenant paying for all additional expenses thereby incurred by Landlord and upon any other reasonable conditions requested by Landlord. Tenant shall install and maintain at all times displays of merchandise in the Premises display windows. Display windows and signs, if any, shall be well lighted during the hours from sundown to eleven (11) o'clock p.m. unless prevented by cause beyond the control of Tenant. Lights adequate for security purposes shall be illuminated on the Premises at all times between sundown and sunrise.

     13.3 Failure to Open or Operate. Because of the difficulty or impossibility of determining Landlord's damages by way of loss of the anticipated Percentage Rent from Tenant or other tenants or occupants in or adjoining the Center, or by way of loss of value in the property because of diminished salability or mortgageability or adverse publicity or appearance by Tenant's actions, should Tenant fail to open for business, vacate, abandon, or desert the Premises, or cease operating or conducting Tenant's business therein (except where the Premises are rendered untenantable by reason of fire, casualty, permitted repairs or alterations, or other causes beyond Tenant's control), or fail or refuse to maintain business hours on such days or nights or any part thereof as provided herein, then and in any of such events Landlord shall have the right, at its option, to collect not only Monthly Minimum Rent and other rents and charges herein reserved, but also additional rent equal to one-quarter (1/4) of the Monthly Minimum Rent reserved for the period; and such additional rent shall be deemed to be liquidated damages in lieu of any Percentage Rent that might have been earned by Landlord during such period and in addition at Landlord's option to treat such failure to do business as an event of default.

                        ARTICLE 14. COMPETITION RADIUS

     During the Term neither Tenant, its agents, guarantor, or affiliated or subsidiary companies, directly or indirectly, will own, lease, or operate a similar or competing business within a twenty-five (25) mile radius. Twenty-five
(25) mile radius means a straight line distance of twenty-five (25) miles measured from any point in the Center. If Tenant violates the foregoing restriction, Landlord may elect without limitation on other remedies to include the Gross Receipts from such other business with the Gross Receipts derived from or upon the Premises for the purpose of computing Percentage Rent payable under this Lease and the provisions of Article 9 shall be applicable to such other business.

                       ARTICLE 15.  HAZARDOUS MATERIALS

     15.1 Hazardous Use. Tenant shall not generate, store, use, or permit the generation, storage, or usage of any Hazardous Material upon the Premises by Tenant, its agents, employees, contractors, or invitees without the prior written consent of Landlord, which consent may be withheld if Tenant does not demonstrate to Landlord's reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant's business and will be used, kept, and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises. Tenant shall not cause or permit to be discharged into the plumbing or sewage of the Premises or the Building any Hazardous Material.

     15.2 Compliance. Without limiting or otherwise qualifying any provision hereof, Tenant shall, at its sole cost and expense, comply with any and all rules, regulations, codes, ordinances, statutes, and other requirements of any lawful governmental authority respecting Hazardous Material, pollution, harmful chemicals, and other materials in connection with Tenant's activities on or about the Premises and those of its agents, employees, contractors, or invitees. Tenant specifically agrees to comply with such requirements relating to the handling, use, storage, and disposal of Hazardous Material and other materials which are considered by any governmental authority as harmful, dangerous, toxic, flammable, or otherwise deserving special care. In the furtherance of, and not in limitation of, Tenant's obligations hereunder, throughout the Term, Tenant shall do or cause to be done all things necessary to preserve and keep in full force and effect permits required for the conduct of its business and operations from the time of commencement of this Lease until its expiration or termination.

     15.3 Cost of Cleanup. Tenant shall pay the full cost of any cleanup, remedial, removal, or restoration work performed on or about the Premises as required by any governmental authority in order to remove, neutralize, or otherwise treat Hazardous Material of any type whatsoever directly or indirectly placed by Tenant or its agents, employees, or contractors on or about the Premises.

     15.4 Tenant's Liability. Tenant shall be solely responsible for and shall indemnify, defend, and hold Landlord harmless from any and all claims, judgments, damages, fines, liabilities, demands, causes of action, proceedings, hearings, losses, including without limitation, diminution in value of the Premises or Building, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or Building, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorney's fees, consultant fees, and expert fees, which arise during or after the Term as a result of contamination by Hazardous Material from Tenant's Use or activities, or the use or activities of Tenant's agents or contractors relating to the storage, placement or use of Hazardous Material (hereinafter collectively referred to as "Claims"). This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building or Premises. Without limiting the foregoing, if the presence of any Hazardous Material on the Building or Premises caused or permitted by Tenant or its agents or contractors results in any contamination of the Building or Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Building or Premises to the condition existing prior to the release of any such Hazardous Material to the Building or Premises, provided that Landlord's approval of such actions shall first be obtained. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Tenant agrees to defend all such Claims on behalf of Landlord with counsel reasonably acceptable to Landlord. Landlord hereby represents and warrants that, as of the day Landlord delivers possession of the Premises to Tenant, there are no Hazardous Materials in, on, or about the Premises. If the presence of any Hazardous Materials in the Premises, which were placed in the Premises or the Center by Landlord, its agents, employees, or contractors, or by any previous occupant of the Premises, should result in contamination of the Premises or the Center or if contamination of the Premises or of the Center by any Hazardous Material otherwise occurs for which Landlord is otherwise legally liable to Tenant or damage resulting therefrom, Landlord shall indemnify and save Tenant harmless, and, at Tenant's option, defend Tenant and its agents, employees, officers, and directors, if any, from any and all claims, demands, damages, expenses, fees, costs, fines, penalties, proceedings, actions, causes of action, and losses of any and every kind and nature, including without limitation, diminution in value of the Premises, damages for the loss of restriction on use of the rentable or usable space, or of any amenity of the Premises or any amenity of the Center, and reasonable attorneys' fees, which may arise during or within two (2) years after the Lease Term or any extension thereof as a result of such contamination. This includes, without limitation, costs and expenses incurred in connection with any investigation of site conditions or any cleanup, remediation, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Materials present on or about the Premises (excluding those Hazardous Materials that were caused or permitted, knowingly or unknowingly, by Tenant to be brought or remain upon or kept or used in or about the Premises). Without limiting the foregoing, if the presence of any Hazardous Material on or about the Premises or the Center, caused or permitted by Landlord, results in any contamination of the Premises, Landlord shall, at its sole expense, promptly take all action as required by law to return the Premises or the Center to the condition existing prior to the introduction of any such Hazardous Materials to the Premises or the Center.

     15.5 Inspection. In addition to any other right of inspection contained herein, Landlord and its agents shall have the right, but not the duty, to inspect the Premises at any time to determine whether Tenant is complying with the terms of this Lease. If Tenant is not in compliance with this Lease, Landlord shall have the right to immediately enter upon the Premises to remedy any contamination caused by Tenant's failure to comply notwithstanding any other provision of this Lease. Landlord shall use its best efforts to minimize interference with Tenant's business but shall not be liable for any interference caused thereby.

                           ARTICLE 16. COMMON AREAS

     16.1 Use of Common Areas. The Common Areas shall at all times be subject to the exclusive control and management of Landlord. Landlord shall have the right from time to time to establish, modify, and enforce reasonable rules and regulations with respect to all such facilities and areas. All rules and regulations and other matters affecting the customers and patrons of Tenant shall apply equally and without discrimination to all persons entitled to the use of the common area. Landlord shall have the right to change the area, level, location, and arrangement of such facilities and areas; to close temporarily all or any portion of such areas or facilities; to discourage non-customer parking; and to do and perform such other acts in and to said areas and facilities as the Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by Tenants and their authorized representatives and invitees.

     16.2 Solicitation of Business. Neither Tenant nor the employees, agents, concessionaires, licensees, or tenants of Tenant shall solicit business in the parking or other Common Areas, nor shall

Tenant distribute any hand bills or other advertising matter on automobiles parked in the parking areas or in the other Common Areas.

                    ARTICLE 17. COMMON AREA OPERATING COST

     17.1 Tenant's Obligation. Beginning on the Commencement Date and continuing during the Term, Tenant shall pay to Landlord as additional rent Tenant's Expense Percentage of the Common Area Operating Cost, hereinafter defined.

     17.2 Payment. Tenant shall pay to Landlord on or before the first day of each month during the Term a sum determined as follows: Landlord shall estimate the Common Area Operating Cost for the current Accounting Period based upon the Common Area Operating Cost for the preceding Accounting Period and the Landlord's reasonable estimate of anticipated increase or decrease in the Common Area Operating Cost; Landlord shall divide the estimate by twelve (12) and apply the percentage described in Section 17.1 above. Landlord may adjust the estimated Common Area Operating Cost not more frequently than once every three months and upon written notice to Tenant at least ten (10) days prior to the date that Tenant's payment is due. For the first Accounting Period that the Center is in operation, the sum used for the purpose of computing Tenant's monthly payment shall be based on Landlord's estimate of the actual cost for the period.

     17.3 Annual Adjustment. Landlord shall furnish to Tenant following the end of each Accounting Period a statement of the actual Common Area Operating Cost for the Accounting Period and a statement of the sum paid by Tenant attributable in the Accounting Period. If Tenant's share of the Common Area Operating Cost for the Accounting Period exceeds payments therefor made by Tenant, Tenant shall pay Landlord the deficiency within twenty (20) days after receipt of the statement. If Tenant's payments for the Common Area Operating Cost exceed Tenant's share of the Common Area Operating Cost, the excess shall be a credit that may be offset against subsequent monthly payments therefor until the sum of such payments so offset equals Tenant's credit.

                     ARTICLE 18. FIXTURES AND ALTERATIONS

     18.1 Tenant's Fixtures and Improvements. All fixtures, trade or otherwise, installed by Tenant shall be new or completely reconditioned. Tenant shall not make nor cause to be made any alterations or additions to the Premises, nor install nor cause to be installed on the Premises any trade fixtures, exterior signs, floor covering, interior or exterior lighting, plumbing fixtures, shades, or awnings or other fixtures without the prior written consent of Landlord. Any alterations or improvements made by Tenant shall be at Tenant's sole expense. Tenant shall present to Landlord plans and specifications for such work at the time approval is sought. Landlord may require Tenant to provide Landlord with a performance and payment bond prior to commencing any work.

     18.2 Surrender of Improvements and Fixtures. All alterations and additions made by Tenant, or made by the Landlord on the Tenant's behalf by agreement under this Lease, and all fixtures, of whatever kind or type (except moveable trade fixtures) shall remain on and be surrendered with the Premises upon the expiration or termination of this Lease, except that Landlord may elect within thirty (30) days before expiration of the Term, or within five (5) days after Termination to require Tenant to remove any part or all of such alterations, additions, or fixtures. Removal by Tenant and restoration required pursuant to the terms of this Lease shall be completed within fifteen (15) days of notice from Landlord or upon expiration or Termination, whichever occurs last.
                   ARTICLE 19. SIGNS, AWNINGS, AND CANOPIES

     Tenant will neither place nor suffer to be placed or maintained on any exterior door, wall, or window of the Premises any sign, decoration, awning, or canopy, or advertising matter or other thing of any kind without Landlord's prior written approval and consent. All signs of Tenant shall conform to the sign regulations in Exhibit E to the extent applicable. Landlord may remove any item placed in violation of this Article without liability to Tenant and without affecting any other remedies provided in this Lease. Tenant further agrees to maintain such sign, awning, canopy, decoration, lettering, advertising matter, or other thing as may be approved in good condition and repair at all times.

                        ARTICLE 20. CONSTRUCTION LIENS

     20.1 Covenant Against Liens. Tenant shall pay all costs for construction done by it or caused to be done by it on the Premises as permitted by this Lease. Tenant shall keep the building, other improvements, and land, of which the Premises are a part, free and clear of all construction liens resulting from construction done by or for Tenant.

     20.2 Right to Contest Liens. Tenant shall have the right to contest the correctness or the validity of any lien if, within five (5) days of receipt of written demand by Landlord, Tenant procures and records a lien release bond in the manner required by the law of the state in which the Premises are located sufficient to remove such lien from the Center. The bond shall provide for the payment of any sum that the claimant may recover on the claim including costs and attorney fees.

                     ARTICLE 21. MAINTENANCE AND UTILITIES

     21.1 Tenant's Maintenance. Tenant shall replace, repair, and maintain in good order and condition (including periodic painting as reasonably determined by Landlord) the Premises including, without limitation, storefronts, window cases and window frames, doors and door frames, security grilles or similar enclosures, all partitions, fixtures, equipment and appurtenances thereof (including lighting, heating, air conditioning system, and plumbing fixtures, utility pipes and conduits to a point of common connection) and all items of repair, maintenance and improvement or reconstruction as may at any time be required by a governmental agency having jurisdiction thereof. Tenant shall also repair any damage in connection with burglary or forcible entry into the Premises. All glass, both exterior and interior, is at the sole risk of Tenant, and any glass broken shall be promptly replaced by Tenant with glass of the same kind, size, and quality. Tenant's obligations under this Section 21.1 shall not include repair and replacement of the structural portions of the building in which the Premises are situated including foundations, structural floors, structural integrity of walls and structural columns, the roof, and utility pipes and conduits beyond a common point of connection. Tenant shall purchase and maintain equipment maintenance contracts with licensed and bonded contractors, in form and with contractors satisfactory to Landlord, covering all of the mechanical systems including heating and ventilating equipment. Tenant shall deliver copies of such contracts to Landlord within twenty (20) days after commencement of this Lease and thereafter shall deliver copies of renewal or replacement contracts within twenty (20) days of expiration of any such contract. If Tenant fails to comply with this requirement, Landlord may obtain such contract or contracts and charge the cost to Tenant, together with twenty percent (20%) overhead, as additional rent.

     21.2 HVAC Maintenance. Landlord reserves the right to negotiate a competitively priced quarterly HVAC maintenance contract for the Center. Tenant to pay its pro rata for units serviced, which cost shall be included as part of Tenant's monthly share of the Common Area Operating Cost.

     21.3 Landlord's Remedies. If Tenant refuses or neglects to repair the Premises as required by Section 21.1 to the reasonable satisfaction of Landlord within twenty (20) days after written demand, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's merchandise, fixtures, or other property or to Tenant's business by reason thereof, and upon completion thereof, Tenant shall pay Landlord's costs for making such repairs, plus twenty percent (20%) overhead, upon presentation of a bill therefor. Tenant's obligation to repair is absolute and not conditioned upon Landlord's notice as above provided.

     21.4 Tenant's Liability for Damage. Tenant shall be liable for any damage to the buildings and other improvements comprising the Center, including without limitation structural portions, resulting from the acts or omissions of Tenant, Tenant's representatives or invitees or in any manner, directly or indirectly, from Tenant's business conducted on the Premises. If Landlord is required to make repairs to such property because of such damage, Tenant shall pay Landlord's costs of making the repairs, plus twenty percent (20%) overhead, upon presentation of a bill therefor.

     21.5 Utilities and Garbage. Tenant shall be solely responsible for and promptly pay all charges for garbage collection services, heat, water, sewer, gas, electricity, or any other utility used or consumed in the Premises. Landlord has the right to supply garbage collection services, heat, water, sewer, gas, electricity, or any other utility used or consumed in the Premises. Tenant agrees to purchase and pay for the same at the rates charged other users in the Center. In no event shall Landlord be liable for an interruption or failure in the supply or any such utilities to the Premises.

                       ARTICLE 22. SURRENDER OF PREMISES

     22.1 Surrender of Premises. At the expiration or Termination of this Lease, Tenant shall surrender to Landlord the Premises and all of Tenant's alterations, additions, improvements, and fixtures (except moveable trade fixtures) and such alterations, additions, improvements, and fixtures that Tenant is obligated to remove under the provisions of Section 18.2, broom clean and in good condition, except for ordinary wear and tear occurring after the last necessary maintenance made by Tenant and destruction of the Premises covered by Article 25. At the same time, Tenant shall remove all of its personal property and moveable trade fixtures, shall surrender all keys for the Premises to Landlord at the place then fixed for the payment of rent and shall inform Landlord of all combinations on locks, safes, and vaults, if any, in the Premises. Tenant shall perform all restoration made necessary by the permitted or required removal of property by the date of expiration or Termination or any later date allowed under Section 18.2.

     22.2 Property Left on Premises. Landlord may elect to retain or dispose of in any manner any property that Tenant is allowed or required by this Lease to remove from the Premises that Tenant does not remove within the time provided in this Article and Section 18.2 by giving ten (10) days notice to Tenant. Title to any such property that Landlord elects to retain or dispose of shall vest in Landlord upon expiration of the ten (10) day period. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord's retention or disposition of any such property. Tenant shall be liable to Landlord for Landlord's costs for removing and storing any such property, and after Landlord gives notice as provided herein that Landlord may dispose of the property, Tenant shall be liable for Landlord's costs for such disposition.

     22.3 Failure to Surrender. If Tenant fails to surrender the Premises and complete removal and restoration work, if any is required, within the time limits provided herein, Tenant shall indemnify Landlord against claims or loss resulting from such delay, including without limitation, any claims made by any succeeding tenant for such delay. Tenant's obligations to observe or perform the requirements of this Article shall survive the expiration or Termination of this Lease.

                   ARTICLE 23. INDEMNIFICATION AND INSURANCE

     23.1 Indemnity. Tenant agrees to indemnify and save Landlord harmless from all claims and demands of any and every character that may be made, presented, or allowed against Landlord by reason or on account of any injuries or damage received or sustained from the date hereof by any person or property arising out of or related to any activity of Tenant on the Premises, or any condition of the Premises in the possession of or under the control of Tenant, and including without limitation, claims, loss, or liability arising during or after the Term as a result of contamination by Hazardous Material (defined in Article 3) as a result of Tenant's, or Tenant's agent's or contractor's use or activities, but excluding any claims, loss, or liability which may be solely caused by Landlord's negligence or failure to effect any repair or maintenance required of Landlord by this Lease; and in the event that any suit or action for damages resulting therefrom shall be brought against Landlord by any person whomsoever, Tenant agrees at Tenant's own cost and expense to defend Landlord against any such suit or action and all appeals therefrom, to satisfy and discharge any judgment or decree that may be awarded against Landlord in any such proceeding, and to pay all costs, expenses, and reasonable attorney fees incurred on any appeal in such litigation. Without limiting the foregoing, if the presence of any Hazardous Material caused or permitted by Tenant or its agents or contractors results in any contamination, Tenant shall promptly take all actions at its sole expense as are necessary to return the contaminated property to the condition existing prior to the release of any such Hazardous Material, provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. In addition to the foregoing, except for Tenant's negligence, Landlord does hereby indemnify and hold harmless Tenant from and against all claims, liabilities, damages, causes of action, suits, judgments, costs or expenses (including reasonable attorneys' fees) arising from an incident in, on, or about the Center or Common Area or any other space under the control and supervision of Landlord, or arising out of any willful misconduct or negligence of Landlord, its agents, licensees, employees, or contractors in the Center, Common Area, or in the Premises. In the event any such action is brought against Tenant by reason of any such claim, Landlord shall defend at its own cost and expense such action or proceeding with counsel reasonably satisfactory to Tenant.

     23.2 Tenant's Liability Insurance. Tenant shall, at its sole cost and expense, maintain public liability and property damage insurance against liability for injuries to persons and property with respect to the Premises and the business operated by Tenant and by any licensee, concessionaires, and tenants of Tenant, with, subject to the provisions of 23.7 below, a single limit of one million ($1,000,000.00) dollars for any one occurrence. Such insurance policy or policies of Tenant shall name Landlord and any persons, firms, or corporation designated by Landlord as additional insured and shall contain cross-liability endorsements.

     23.3 Tenant's Hazard Insurance. Tenant shall, at its cost, maintain on all its personal property, Tenant's improvements and alterations in, on, or about the Premises, a policy of standard form fire and extended coverage insurance against all risks, including vandalism, malicious mischief, earthquake and flood endorsements to the extent of full replacement cost. The proceeds from any such policy shall be used by Tenant for the replacement of personal property or the restoration of Tenant's improvements or alterations unless this Lease is terminated pursuant to Article 25.

     23.4 Plate Glass/Storefront Insurance. Tenant shall at all times maintain plate glass insurance on all interior and exterior plate glass windows and doors on the Premises.

     23.5 Worker's Compensation and Employer's Liability Insurance. Tenant shall procure such worker's compensation insurance as is required by state law and shall promptly pay the premiums therefor. In addition, Tenant shall procure and maintain employer's liability insurance in an amount not less than one hundred thousand dollars ($100,000). If Landlord is required to remove any lien for Tenant's failure to pay such premiums, Landlord, in addition to its other remedies, may discharge such lien and charge Tenant therefor as additional rent.

     23.6 General Provisions. The policy or policies of insurance maintained by Tenant shall provide that the insurer will not cancel or change the insurance without first giving Landlord thirty (30) days prior written notice. The insurance shall be in an insurance company or companies approved by Landlord and qualified to do business in the state in which the Premises are located. The insurance shall be issued as a primary policy or policies, or if under a blanket policy, shall provide for continuation of the coverage and limits required by this Lease, irrespective of other losses unrelated to the Premises. Tenant shall file with Landlord or Landlord's agent certified copies of certificates of insurance showing that the required coverage conforming with the foregoing is afforded under blanket policies prior to occupancy of the Premises. Landlord may require Tenant to increase the aforesaid maximum limits of coverage to keep pace with the trend in insurance coverage during the Term.

     23.7 Landlord's Hazard Insurance. Landlord shall maintain (in accordance with Section 9.1) on the building and other improvements in which the Premises are located a policy of standard form fire and extended coverage insurance, with vandalism, malicious mischief, earthquake and flood endorsements, to the extent of full replacement cost.

     23.8 Waiver of Subrogation. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage or loss covered by any policy. Neither party shall be liable to the other for any damage or loss insured against under any insurance policy maintained by either party. The waivers provided in this Section shall be applicable and effective only in the event such waivers are obtainable from the insurance carriers concerned and at no additional cost to Landlord or Tenant.

     23.9 Hazardous Use. Tenant agrees that it will not keep, use, sell, or offer for sale in or upon the Premises any article which may be prohibited by the insurance maintained by Landlord or Tenant. Tenant agrees to pay any differences between the rate of premiums for insurance which may be maintained by Landlord on the Premises resulting from the use of the Premises made by Tenant, whether or not Landlord has consented to the same, and the rate charged for such insurance for the least hazardous type of occupancy legally permitted on the Premises. In the determination of whether increased premiums were the result of Tenant's use of the Premises, a schedule, issued by the organization making the insurance rate of the Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the insurance rate on the Premises. Bills for such additional premiums shall be rendered by Landlord to Tenant at such times as Landlord may elect, and shall be due from, and payable by Tenant when rendered.

                         ARTICLE 24. LOSS AND DAMAGES

     Landlord shall not be liable for any damage to property of Tenant or of others located on the Premises, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise. Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, or other casualty, falling plaster, steam, gas, electricity, water, rain or snow or leaks from any part of the Premises or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature. Landlord shall not be liable for any such damage caused by other tenants or persons in the Premises, caused by occupants of adjacent property, caused by members of the public, or caused by operations in construction of any private, public, or quasi-public work. Landlord shall not be liable for any latent defect in the Premises or in the building of which they form a part except for a period of three months from the date Tenant takes possession of the Premises unless otherwise specified in Exhibit C. All property of Tenant kept or stored on the Premises shall be so kept or stored at the risk of Tenant only and Tenant shall hold Landlord harmless from any claims arising out of damage to the same.

                      ARTICLE 25. FIRE AND OTHER CASUALTY

     25.1 Insured Loss. If, during the Term, the Premises or the building in which the Premises are located are totally or partially destroyed from a risk covered by the insurance described in Section 23.7, rendering the Premises totally or partially inaccessible or unusable, Landlord shall restore the Premises or the building in which the Premises are located to substantially the same condition as they were in immediately before destruction. The term "building" as used in this Article includes only buildings owned by Landlord.

           25.1.1 Commencement of Restoration. Landlord shall commence restoration within ninety (90) days after the destruction and prosecute the same diligently to completion.

           25.1.2 Termination. Such destruction shall not terminate this Lease except as provided in this Article. If existing laws do not permit the restoration, either party may terminate this Lease by giving notice to the other party. If Landlord's mortgage requires that the insurance proceeds be applied against the Landlord's mortgage, then Landlord may, upon notice to Tenant within ninety (90) days of the destruction, elect to terminate this Lease.

           25.1.3 Loss Near End of Term. In the event of a partial or total destruction of the Premises or the building in which the Premises are located during the last two years of the Term, Landlord may terminate this Lease by giving notice to Tenant within ninety (90) days of the destruction. For the purpose of this Section 25.1.3, "partial destruction" means destruction for which the restoration cost will exceed one-third (_) of the then full replacement cost of the Premises or building in which the Premises are located.

     25.2 Uninsured Loss. If, during the Term, the Premises or the building in which the Premises are located are totally or partially destroyed from a risk not covered by the insurance which Landlord elects to carry pursuant to Section 10.1, rendering the Premises totally or partially inaccessible or unusable, Landlord may within ninety (90) days of the destruction commence to restore the Premises or the building in which the Premises are located to substantially the same condition as they were in immediately before destruction and prosecute the same diligently to completion, or Landlord may elect not to restore and to terminate this Lease. In either event, Landlord shall give Tenant notice of its intention within the ninety (90) day period.

     25.3 Loss to the Center. If there is destruction to any part or all of the buildings comprising more than one-half (1/2) of the leasable area owned by Landlord in the Center or for which the restoration cost will exceed one-third (_) of the then full replacement cost of the buildings, Landlord may, upon notice to Tenant within ninety (90) days of the destruction, elect to terminate this Lease, provided that Landlord terminates the leases of all tenants in the building in which the Premises are located.

     25.4 Restoration. In the event that restoration of the Premises is undertaken, it shall be in conformity with the provisions of Exhibit C. Landlord shall be responsible for Landlord's work described in Exhibit C. Landlord's responsibility to restore shall not include Tenant's work under Exhibit C or Tenant's alterations, improvements, trade fixtures, stock in trade, signs, or other personal property, all of which shall be Tenant's responsibility to restore and shall be at Tenant's expense. Tenant shall commence its restoration responsibility promptly upon delivery of possession of the Premises for that purpose and shall diligently prosecute the same to completion.

     25.5 Rent Adjustment. From the date of destruction to the date of completion of restoration or the date of termination of this Lease, whichever occurs first, the Monthly Minimum Rent shall be reduced or abated proportionately with the extent to which the destruction interferes with Tenant's use of the Premises. The obligation of Tenant to pay Percentage Rent and items of additional rent shall remain in effect. Notwithstanding the foregoing, there shall be no abatement of rent if the destruction was the fault of Tenant or his licensees, concessionaires, or tenants of Tenant unless Landlord is reimbursed for such abatement of rent pursuant to any rental insurance that Landlord in its sole discretion may elect to maintain.

     25.6 Effect of Termination. If Landlord elects to terminate this Lease pursuant to this Article, termination shall be effective ten (10) days after giving the required notice. If the Lease is terminated, all proceeds from Tenant's insurance required under Section 23.3 covering the items of Landlord's work in Exhibit C and Tenant's fixtures (except moveable trade fixtures), alterations, additions, and improvements described in Article 18 shall be paid to Landlord.

     25.7 Continuous Operations. Tenant agrees during any period of reconstruction or repair of the Premises to continue the operation of its business in the Premises to the extent reasonably practicable.

                          ARTICLE 26. EMINENT DOMAIN

     26.1 Definitions. The term "takes by (or taken or taking by) eminent domain" shall include the exercise of any power of condemnation, whether by public authority or private corporation and any purchase or other acquisition in lieu of condemnation. The expression "date of taking" means the date the order adjudicating public use becomes final or the date the authority exercising its right of "eminent domain" shall agree to the purchase price in lieu of condemnation.

     26.2 Total Condemnation of Premises. If a condemning authority takes by eminent domain all of the Premises or a portion thereof sufficient to render the remaining Premises reasonably unsuitable for the use which Tenant was then making of the Premises, this Lease shall terminate as of the date of taking. Neither Tenant, nor the licensees, concessionaires, or tenants of Tenant shall have any claim against Landlord or the condemning authority for the value of any unexpired Term.

     26.3 Partial Condemnation. If a condemning authority takes by eminent domain a portion of the Premises which is not extensive enough to render the Premises unsuitable for the business of Tenant, then Landlord shall promptly restore the Premises to a condition comparable to its condition on the date of taking less the portion lost in the taking, and this Lease shall continue in full force and effect as to the remainder of the Premises. The Monthly Minimum Rent payable by Tenant for the balance of the Term shall be abated in the ratio that the square footage ground area of the Premises taken bears to the total ground area of the Premises immediately prior to such taking.

     26.4 Total Condemnation of Center. If a condemning authority takes by eminent domain any substantial part of the Center, this Lease, at the option of Landlord, shall terminate as of the date of taking. Neither Tenant, nor the licensees, concessionaires, or tenants of Tenant shall have any claim against Landlord or the condemning authority for the value of any unexpired Term.

     26.5 Damages. In the event of any taking by eminent domain as aforesaid, whether whole, partial, or affecting parking facilities or other buildings outside the Premises, Tenant shall not be entitled to any part of the award paid for such taking and Landlord is to receive the full amount of such award, whether for diminution in the value of the leasehold or for the fee of the Premises, Tenant hereby expressly waiving any right or claim to any part thereof. Nothing herein shall be construed to preclude Tenant from receiving compensation or damages from the condemning authority for its relocation expenses, the taking of its moveable trade fixtures and removable personal property and the interruption of or damage to Tenant's business, provided that such claim does not diminish Landlord's award, and further provided that any such claim by Tenant shall be subject and subordinate to the claim of the first mortgagee.

       ARTICLE 27. SUBORDINATION, ATTORNMENT, AND ESTOPPEL CERTIFICATES

     27.1 Subordination and Nondisturbance. This Lease is and shall be subject and subordinate to any mortgages that are now or may hereafter be placed on the Premises and to all modifications, renewals, extensions, and replacements thereof, provided that the mortgagees shall agree to recognize this Lease in the event of foreclosure or sale if Tenant is not then in default. Tenant will execute, acknowledge, and deliver any instrument requested by Landlord upon demand to assure the subordination of this Lease. If any mortgagee elects to have this Lease superior to its mortgage by notice to Tenant, then this Lease shall be deemed superior to such mortgage.

     27.2 Attornment. In the event that the Premises are sold in connection with the judicial or non-judicial foreclosure of any mortgage or by voluntary conveyance by Landlord, Tenant shall (at the election of the purchaser) attorn to the purchaser as Landlord herein and this Lease shall continue in full force and effect notwithstanding that it may have been terminated by said foreclosure. In the event that the Premises are transferred by voluntary conveyance by Landlord, Tenant shall attorn to the transferee as Landlord herein.

     27.3 Estoppel Certificates. Tenant agrees at any time upon demand by the Landlord to execute, acknowledge, and deliver to Landlord, within fifteen (15) days of request, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), stating the dates to which the rent and other charges have been paid in advance, if any, confirming Tenant's acceptance of the Premises, the commencement of the Term, and the rent provided under the Lease, stating whether Landlord is in default under the Lease and whether there are any set-offs or defenses against enforcement of any right or remedy of Landlord or duty or obligation of Tenant (and specifying the same). It is intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser, mortgagee, or assignee of any mortgages of the Premises or the Center.

                      ARTICLE 28. INVOLUNTARY ASSIGNMENT

28.1 Involuntary Assignment. No interest of Tenant in this Lease shall be assignable by operation of law (including, without limitation, the transfer of this Lease by testacy or intestacy). An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant. Each of the following acts shall be considered an involuntary assignment:

     28.1.1 Insolvency or Creditors Proceedings. An assignment by Tenant for the benefit of creditors, or the filing by or against Tenant of any proceeding under any insolvency or bankruptcy law; or, if Tenant is a partnership or consists of more than one person or entity, the occurrence of any of the foregoing acts by or against any partner of the partnership or other related person or entity;

     28.1.2 Attachment or Execution. Levy of a writ of attachment or execution on this Lease;

     28.1.3 Appointment of Receiver. In any proceeding or action to which Tenant is a party, appointment of a receiver with authority to take possession of the Premises.

     28.2 Effect of Involuntary Assignment. An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case the Lease shall not be treated as an asset of Tenant.

                       ARTICLE 29. VOLUNTARY ASSIGNMENT

     29.1 Consent Required. Tenant shall not voluntarily assign or encumber its interest in this Lease or in the Premises, or grant any license or concession or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, without first obtaining Landlord's written consent which may be withheld in Landlord's sole discretion. Any assignment, encumbrance, license, concession, sublease, occupancy, or use without consent shall be voidable and, at Landlord's election, shall constitute a default. No consent to any assignment, encumbrance, sublease, occupancy, or use shall constitute a further waiver of the provisions of this Article.

     29.2 Effect of Change in Partnership. If Tenant is a partnership, a withdrawal or change, voluntary, involuntary, or by operation of law, of any partner, or the dissolution of the partnership, shall be deemed a voluntary assignment.

     29.3 Effect of Individual Transfer. If Tenant consists of more than one person, a purported assignment, voluntary, involuntary, or by operation of law, from one or more persons to another person or persons shall be deemed a voluntary assignment.

     29.4 Effect of Change in Corporation or Limited Liability Company. If Tenant is a corporation or limited liability company, any dissolution, merger, consolidation, or other reorganization of Tenant, or the sale or other transfer of a controlling percentage of the capital stock or membership interests of Tenant, or the sale of more than one-half (1/2) of the value of the assets of Tenant, shall be deemed a voluntary assignment. The phrase "controlling percentage" means the ownership of, and the right to vote, stock or membership interests possessing more than one-half (1/2) of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors or one-half (1/2) of all membership interests. This Section shall not apply to corporations the stock of which is traded through an exchange or over the counter.

     29.5 Assignment of Rent. Tenant immediately and irrevocably assigns to Landlord as security for Tenant's obligations under this Lease, all rent, deposit and/or prepaid rent, from any assignment, subletting of all or a part of the Premises, encumbrance, occupancy or use, and Landlord, as assignee and as attorney-in-fact for Tenant, or a receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until Landlord exercises its option to declare Tenant in default, Tenant shall have the right to collect rent.

     29.6 Increase in Rent. In the event of an assignment or sublease of Tenant's interest or a part thereof in this Lease, whether voluntary or involuntary and whether with Landlord's consent or pursuant to law, Landlord shall be entitled to increase the Monthly Minimum Rent and the percentage by which Percentage Rent is computed to the then current market level for Monthly Minimum Rent and Percentage Rent for the Premises for the use permitted under this Lease.

     29.7 Assignment Fee. In the event that Landlord shall consent to a sublease, assignment, or transfer hereunder, Tenant shall pay Landlord reasonable fees, not to exceed $500 incurred in connection with the processing of documents necessary to giving of such consent.

     29.8 Continuing Liability. Regardless of Landlord's consent, no subletting, assignment, hypothecation, license, or concession shall release Tenant of Tenant's obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by landlord from any other person shall not be deemed to be a waiver by landlord of any provision hereof.

                ARTICLE 30. WASTE, NUISANCE, AND ENVIRONMENTAL

     30.1 Waste or Nuisance. Tenant shall permit no damage to or defacement of the Premises nor shall Tenant commit or suffer to be committed any waste upon the Premises or permit any nuisance or other act or thing which may disturb the quiet enjoyment of any other tenant in the building in which the Premises may be located, or in the Center, or which may disturb the quiet enjoyment of any person outside of the boundaries of the Center.

     30.2 Compliance with Law. Tenant, at Tenant's expense, shall comply with all laws, rules, orders, ordinances, directions, regulations, and requirements of federal, state, county, and municipal authorities pertaining to Tenant's use of the Premises and with all recorded covenants, conditions, and restrictions, regardless of when they become effective. These include, without limitation, any requiring alteration of the Premises because of Tenant's specific use, and all applicable federal, state, and local laws, regulations, or ordinances pertaining to air and water quality, Hazardous Materials (as defined in Section 3.6), waste disposal, air emissions, and other environmental matters, all zoning and other land use matters, and utility availability, and with any direction of any public officer or officers, pursuant to law, which shall impose any duty upon Landlord or Tenant with respect to the use or occupation of the Premises.

     30.3 Permits. In the furtherance of, and not in limitation of, Tenant's obligations under the foregoing Section, throughout the term of this Lease, Tenant shall do or cause to be done all things necessary to preserve and keep in full force and effect permits required for the conduct of its business and operations from the time of execution of this Lease until its expiration or termination.

     30.4 Use of Hazardous Material. Tenant shall not cause or permit any Hazardous Material to be brought upon, kept, or used in our about the Premises by Tenant, its agents, employees, contractors, or invitees without the prior written consent of Landlord, which shall not be unreasonably withheld as long as Tenant demonstrates to Landlord's reasonable satisfaction that such Hazardous Material is necessary or useful to Tenant's business and will be used, kept, and stored in a manner that complies with all laws regulating any such Hazardous Material so brought upon or used or kept in or about the Premises.

                     ARTICLE 31. ADVERTISING AND PROMOTION

     31.1 Promotional Program. Landlord shall conduct an advertising, promotional, and public relations program for the general purpose of furthering the interests of all tenants in the Center. Landlord shall determine in its sole discretion the composition and manner of implementation of such program.

     31.2 Merchants' Association. Upon commencement of the Term, Tenant shall become a member of the Merchants' Association. Tenant shall thereafter participate fully in and remain in good standing in the Merchants' Association throughout the Term. Tenant shall pay dues to the Merchants' Association in the amount specified in Section 31.3 of the Lease. Tenant shall maintain membership in the Seaside Chamber of Commerce during the Term.

     31.3 Tenant's Contribution. Tenant's initial annual contribution to the fund shall be at the rate provided in Section 1.18 per square foot of Tenant's leasable area. The contribution shall be paid as additional rent, one-twelfth (1/12) with each Monthly Minimum Rent payment. Once each year, by a notice to all of the tenants, Landlord may increase the annual contribution due (the Adjustment Period"). Said increase shall be established by increasing the contribution then being paid prior to the Adjustment Period by the same percentage that the Consumer Price Index For All Urban Consumers, all items, for the Portland, Oregon/Washington area 1982-84 equals 100, published by the Bureau of Labor Statistics of the U.S. Dept. of Labor ("C.P.I.") has increased since the previous adjustment. To determine the adjustment for each Adjustment Period, the contribution then being paid shall be multiplied by a fraction, the denominator of which shall be the C.P.I. for the half of the calendar year immediately preceding the Adjustment Period and the numerator of which shall be the C.P.I. for the half of the calendar year immediately preceding the commencement of the Adjustment Period. Provided, however, in no event shall the contribution be reduced below the contribution being paid immediately preceding the Adjustment Period for which a redetermination is being made. In the event the numerator of said fraction is not available on the commencement of the Adjustment Period, Tenant shall continue to pay the contribution then being paid, and the parties shall promptly adjust and Tenant shall promptly pay any amounts due at such time as the C.P.I. needed to make the appropriate adjustment is available. In the event there are any changes in the basis for the C.P.I. or a change is made in the term or number of items contained in the C.P.I., or if the C.P.I. is altered, modified, converted or revised in any other way, then the C.P.I. shall be adjusted by Landlord to the figure that would have been arrived at had the change in the manner of computing the C.P.I. in effect at the date of this Lease not been altered. If the C.P.I. is no longer published by said Bureau, then any substitute or successor index published by said Bureau or other governmental agency of the United States and similarly adjusted as aforesaid, shall be utilized by Landlord for purposes of this subparagraph. If the C.P.I. is not available, a reliable governmental or other reputable publication selected by Landlord and similarly evaluating the information heretofore used in determining the C.P.I. shall be used.

     31.4 Grand Opening. Tenant agrees to pay with the first month rent a one-time grand opening assessment at the rate provided in Section 1.18 per square foot of Tenant's gross leasable area.

     31.5 Joint Advertisements. The Board of Directors of the Merchants' Association shall have the authority to designate certain editions, volumes, and numbers of newspaper publications as appropriate for the publication of joint advertisements by the members of the Merchants' Association. Tenant shall purchase space in such joint advertisements in not less than twelve (12) such publications each Lease Year. Tenant shall purchase not less than the smallest space increment available in the joint advertisement. Tenant's advertisement shall include the name under which Tenant does business on the Premises, a general description of Tenant's merchandise, Tenant's telephone number at the Premises, and the name of the Center. Tenant may apply amounts so expanded toward the fulfillment of Tenant's obligation under Section 31.5. If Tenant fails to purchase space in the required number of joint advertisements in any Lease Year, Tenant shall not later than January 31 of the immediately succeeding Lease Year pay to the Merchants' Association Promotional Fund $100 for each joint advertisement less than the required number of joint advertisements participated in by Tenant.

     31.6 Advertising. Tenant shall expend an amount each Lease Year equal to not less than one and one-half percent (1 1/2%) of Tenant's Gross Sales for such Lease Year on advertising to promote Tenant's business on the Premises. Tenant shall furnish to Landlord on or before January 31 of the succeeding Lease Year a statement certified as accurate by Tenant setting forth the amounts expended on advertising during such Lease Year together with copies of receipts for all such expenditures.

     31.7 Accounting. On or before January 31 of each Lease Year during the Term, Tenant shall furnish to Landlord a statement certified as accurate by Tenant setting forth the amounts expended by Tenant to advertise Tenant's business on the Premises during the preceding Lease Year, together with copies of all receipts and other records evidencing such expenditures. If Tenant has failed to expend an amount equal to one and one-half percent (1%) of Tenant's Gross Sales during such preceding Lease Year, Tenant shall immediately pay an amount equal to the deficiency to the Merchants' Association Promotional Fund. Amounts so paid shall be in addition to any amounts paid to the Merchants' Association Promotional Fund pursuant to Section 1.18.

     31.8 Collection. Failure to pay any sum payable hereunder for a period of ten (10) days after the same is due shall be an event of default pursuant to
Article 33 of this Lease. Upon the occurrence of such an event of default by Tenant, Landlord may, in addition to any other rights and remedies given under the Lease or by law, sue on behalf of the Merchants' Association to recover such unpaid sums and all damages caused by the default including attorneys' fees.

                          ARTICLE 32. RIGHT OF ENTRY

     32.1 Right of Entry. Landlord or Landlord's agents shall have the right to enter the Premises at all times to examine the same, to exhibit same to others, to make such repairs, alterations, improvements, or additions as Landlord may deem necessary or desirable and to gain entry to adjoining premises and roof areas for repairs thereof or otherwise, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no way abate while said repairs, alteration, improvements, or additions are being made, by reason of loss or interruption of business of Tenant, or otherwise unless otherwise specifically provided for herein and Tenant specifically hereby waives any clai m for damages for loss of business or otherwise, resulting from such repairs, alterations, improvements, or additions.

     32.2 Entry in Tenant's Absence. If Tenant shall not be personally present to open and permit an entry into the Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord's agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor, and without in any manner affecting the obligations and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility, or liability whatsoever, for the care, maintenance, or repair of the building or any part thereof, except as otherwise herein specifically provided.

     32.3 Leasing Sign. During the six (6) months prior to the expiration of the Term, Landlord may place upon the Premises the usual "for lease" notices advertising the availability of the Premises for lease which notices Tenant shall permit to remain thereon without molestation.

                              ARTICLE 33. DEFAULT

     33.1 Tenant's Default. The occurrence of any of the following shall constitute a default by Tenant:

               33.1.1 Failure to Pay Rent and Other Charges. Failure to pay any part of the rent, additional rent, or any other charges required to be paid by Tenant to Landlord within ten (10) days after such rent, additional rent or other charges become due.

               33.1.2 Abandonment. Abandonment or vacation of the Premises by Tenant or the failure by Tenant to be open for business for five (5) consecutive days, holidays excluded.

               33.1.3 Involuntary Assignment or Insolvency. Involuntary assignment or insolvency as described in Article 28.

               33.1.4 Failure to Perform Covenants, Conditions, and Obligations. Failure by Tenant to perform any of its covenants, conditions, or obligations under this Lease, except for failures covered by Sections 33.1.1, 33.1.2, or 33.1.3, if such failure continues for twenty (20) thirty (30) days after written notice by Landlord to Tenant thereof (or if such failure cannot be cured within twenty (20) thirty (30) days, then, if Tenant does not commence to attempt to cure such failure immediately upon notice and thereafter proceed with due diligence to cure the same). Notwithstanding the foregoing provisions of this Section, if Tenant shall have been in default for the same or similar reason on two (2) occasions within the preceding twelve (12) months, then notice by Landlord to Tenant under this Section of a third failure to comply with this Lease for the same or similar reason shall constitute a default without a cure period and Landlord shall immediately have any or all of the remedies provided herein.

     33.2 Landlord's Remedies. In the event of a default by Tenant, and without any further notice or demand to Tenant upon thirty (30) days written notice under the provisions of Article 35 herein, Landlord shall have the following remedies which are not exclusive; they are cumulative in addition to any remedies now or later allowed by law:

               33.2.1 Termination. Declare the Term terminated and reenter the Premises.

               33.2.2 Reentry. Reenter the Premises without declaring the Term terminated.

               33.2.3 Termination Following Reentry. At any time after the reentry provided in Section 33.2.2, declare the Term terminated.

               33.2.4 Compulsory and Binding Arbitration. This provision is expressly subject to the binding arbitration clause set forth in Article 37.22 hereto.

     33.3 Rights Upon Reentry. Upon any reentry by Landlord, whether under this Lease or by summary proceedings, the Landlord may remove all persons and property from the Premises and may store the property in a public warehouse or elsewhere at the expense and risk of Tenant, all without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Tenant hereby grants to Landlord a security interest in all of Tenant's property located on the Premises to secure payment of all sums due from Tenant to Landlord under this Lease and all damages or loss which Landlord may suffer by reason of Tenant's breach. The security interest shall be perfected upon taking possession of such property in the event of Tenant's default. Thereafter, Landlord may sell the property at public or private sale in accordance with the Uniform Commercial Code of the state in which the Premises are located.

     33.4 No Termination by Reentry. Should Landlord have reentered the Premises under the provisions of Section 33.2.2 above, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any rent, additional rent, or other charges accrued or thereafter accruing or to have terminated Tenant's liability for damages hereunder by any such reentry or by any judicial action to obtain possession of the Premises. Service by Landlord of any notice pursuant to the unlawful detainer statutes shall not be deemed notice of termination. After such reentry, Landlord may from time to time relet for the account of Tenant the Premises or any part thereof upon such terms and for such length of time, whether greater or lesser than the unexpired portion of the Term as Landlord may reasonably provide. Tenant shall be immediately liable to Landlord for all costs of reletting the Premises including broker's commissions, legal fees, and other expenses of recovering possession, expenses of remodeling and repair of the Premises reasonably required and similar costs. Landlord shall receive all rent from the reletting, applying it first to the cost of reletting and then to payment of the Rental due from Tenant determined as provided in
Section 33.7 below. If the rent from reletting received by Landlord in any month is less than the sum due from Tenant, Tenant shall pay any such deficiency to Landlord within ten (10) days of notice.

     33.5 Notice of Termination; Damages. Should Landlord elect to terminate this Lease either upon reentry as provided in Section 33.2.1 or at any time thereafter as provided in Section 33.2.3, Landlord may do so by written notice to Tenant. Notwithstanding any other provisions of this Lease, notice of termination shall be effective on the date of personal delivery or mailing in the manner provided in Article 35 unless provided otherwise in the notice. Upon termination for breach, Landlord may recover from Tenant as damages, the following:

               33.5.1 Unpaid Earned Rental. The Worth at Time of Award (as hereafter defined) of any unpaid Rental (as hereafter defined) which had been earned at the time of termination; plus

               33.5.2 Rental Between Termination and Award. The Worth at Time of Award of the amount by which the unpaid Rental that would have been earned after the date of termination until the time of award exceeds the amount of loss of rental that Tenant proves could have been reasonably avoided; plus

               33.5.3 Rental Following Award. The Worth at Time of Award of the amount by which the unpaid Rental for the balance of the Term after the time of award exceeds the amount of the loss of rental that Tenant proves could have been reasonably avoided; plus

               33.5.4 Other Damages. Any other amount, attorneys' fees, and court costs necessary to compensate Landlord for all detriment proximately caused by Tenant's default or due under the provisions of this Lease.

     33.6 Worth at Time of Award Defined. As used in Sections 33.5.1 and 33.5.2, the "Worth at Time of Award" is computed by allowing interest at the maximum legal rate but not to exceed fifteen percent (15%) per annum. As used in
Section 33.5.3, the "Worth at Time of Award" is computed by discounting the amounts at the rate of six percent (6%) per annum.

     33.7 Rent Defined. Unpaid Rental shall be deemed to be the sum of the following: 1) the Monthly Minimum Rent; (2) the monthly average of the Percentage Rent payable in respect of Gross Sales made in the Lease Year and fractional Lease Year (or fractional Lease Year only, if such termination occurs prior to the expiration of the first complete Lease Year) next preceding termination;

3) the Common Area Operating Cost; and 4) the amounts last payable by Tenant pursuant to Articles 9, 21, and 31 above.

     33.8 Right to Cure Tenant's Default. Landlord, at any time after Tenant commits a default, may, but shall not be obligated to do so, cure the default at Tenant's cost. Any expense incurred by Landlord in curing such default shall be due from Tenant to Landlord upon demand by Landlord and shall bear interest at the rate of fifteen percent (15%) per annum until paid.

     33.9 Restoration. If Tenant fails to remove Tenant's furnishings, trade fixtures, equipment, and other personal property at expiration of the Term or earlier termination of this Lease, Landlord may remove any and all personal property located in the Premises and place such property in a public or private warehouse or elsewhere. Tenant shall be liable to Landlord for the cost of removal, transportation to storage, and storage. In the event that Tenant shall not immediately pay the cost of removal, transportation, and storage of such property after the same has been stored for a period of thirty (30) days or more, Landlord may sell any or all thereof at a public or private sale in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to or demand upon Tenant. Tenant waives all claims for damages that may be caused by Landlord's removing or storing or selling the property as herein provided, and Tenant shall indemnify and hold Landlord free and harmless from and against any and all losses, costs, and damages, including without limitation all costs of court and attorneys' fees of Landlord occasioned thereby.

     33.10 Landlord's Default. Landlord shall not be deemed to be in default in the performance of any of its obligations under this Lease until Landlord shall have failed to perform an obligation (except in the event of any emergency or material interference with Tenant's business) within thirty (30) days, or such additional time as is reasonably required to correct such default, after notice in writing by Tenant to Landlord and any Mortgagee particularly specifying the nature of the default; provided, however, that if on account of any breach by Landlord of any of the provisions hereof, Tenant is physically ejected from all or part of the Premises, or is restricted from the use of all or any material part of the Premises, or its necessary use of the Common Areas, Landlord shall not in any event have more than five (5) days after notice within which to cause Tenant to be restored to possession of the Premises or to the use of the Premises or Common Areas, as the case may be.

                       ARTICLE 34. RULES AND REGULATIONS

     The rules and regulations that are attached hereto as Exhibit D are hereby made a part of this Lease, and Tenant agrees to comply with and observe the same. Tenant's failure to keep and observe said rules and regulations shall constitute a breach of the terms of this Lease in the same manner as if they were contained herein as conditions. Landlord reserves the right from time to time to revoke, amend, or supplement said rules and regulations and to adopt and promulgate additional rules and regulations as may be reasonably required for the safety, care or cleanliness of, or for the preservation of harmony and order in, the Center.

                              ARTICLE 35. NOTICES

     35.1 Notice and Consents. All notices, demands, consents, or approvals which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given when deposited in the United States mail, postage prepaid, and addressed as follows: to Tenant at the address specified in Section 1.19 or 1.20 of the Lease, or to such other place as Tenant may from time to time designate in a notice to Landlord; to Landlord at the address specified in Section 1.21 of the Lease, or to such place as Landlord may from time to time designate in a notice to Tenant; or in the case of Tenant, delivered to Tenant at the Premises. Tenant hereby appoints as its agent to receive the service of all dispossessory or distrait proceedings and notices thereunder the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Premises. Provided, however, all notices by either party containing a claim of default or a claim for monetary damages shall be sent both by regular mail and certified mail, return receipt requested.

                             ARTICLE 36.  BROKERS

     The parties recognize as the broker(s) who procured this Lease the firm(s) specified in the Basic Provisions and agree that Landlord shall be solely responsible for the payment of the brokerage commissions to said broker(s) and that Tenant shall have no responsibility therefor unless a written provision to the contrary has been made a part of this Lease. If Tenant has dealt with any other person or real estate broker in respect to leasing or renting space in the Premises, Tenant shall be solely responsible for the payment of any such fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto.

                           ARTICLE 37. MISCELLANEOUS

     37.1 Quiet Enjoyment. Landlord covenants that so long as Tenant is not in default under this Lease, Tenant shall peaceably and quietly enjoy the Premises in accordance with the terms of the Lease subject to any mortgage, master lease, or other recorded documents having priority over this Lease.

     37.2 Waiver and Consent. The waiver by Landlord of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term, or condition of this Lease shall be deemed to have been waived by Landlord, nor any consent by Landlord given, unless such waiver or consent be in writing by Landlord.

     37.3 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent and other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent and other charges, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or other charges or pursue any other remedy in this Lease provided.

     37.4 Severability. If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, neither the remainder of this Lease, nor the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall be affected thereby and each term, covenant, or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     37.5 Excuse for Performance. Any prevention, delay, or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, enemy or hostile government action, civil commotion, fire, or other casualty and other cause beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to any such prevention, delay, or stoppage, except performance of the obligations of the Tenant to pay percentage rent, additional rent and other charges due under this Lease.

     37.6 Successors. This Lease shall be binding on and inure to the benefit of the parties and their successors, assignees, transferees, personal representatives, heirs, or other persons or entities succeeding lawfully and pursuant to the provisions of this Lease to the rights or obligations of either party.

     37.7 No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant. The provisions of this Lease relating to the Percentage Rent payable hereunder are included solely for the purpose of providing a method whereby the rent is to be measured and ascertained.

     37.8      Relocation:

               37.8.1 Prior to Commencement. Landlord shall have the sole and exclusive right to relocate the Premises to another location within the Center at any time prior to commencement of the Term, provided: 1) the new Premises are substantially equivalent in area; 2) Tenant shall incur no cost or expense in connection with the relocation; 3) the Monthly Minimum Rent shall be at the same rate per square foot; and (4) the relocation does not otherwise materially impair Tenant's capacity to conduct its business within the Center.

               37.8.2 During Term. During the Term, Landlord shall have the sole and exclusive right, upon giving not less than sixty (60) days prior written notice, to relocate the Premises, provided that 1) the new Premises are substantially equivalent in area; 2) all costs and expenses related to the movement of Tenant shall be borne by Landlord; and 3) the move does not otherwise materially impair Tenant's capacity to conduct its business within the Center. Tenant, however, may accept or reject the new Premises within ten (10) days of receipt of notice. If Tenant rejects such move, Landlord shall have the right, exercisable within ten (10) days, to cancel and terminate this Lease effective seventy (70) days following receipt of written notice. If relocation occurs, this Lease shall remain in full force and effect, and the new Premises shall become the "Premises" for all purposes set forth in this Lease.

     37.9 Transfer of Ownership. If Landlord sells or transfers the Center, Landlord shall be released from any liability thereafter accruing under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord can transfer the security deposit or prepaid rent to Landlord's successor and on such transfer Landlord shall be discharged from any further liability in reference to the security deposit or prepaid rent.

     37.10 Corporate Authority; Partnership Authority. If Tenant is a corporation or limited liability company, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds Tenant. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant's Board of Directors or members authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person signing this Lease for Tenant represents and warrants that he is a general partner of the partnership, that he has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership.

     37.11 Attorney Fees. In case suit or action shall be brought for an unlawful detainer of the Premises, for the recovery of any rent due under the provisions of this Lease or because of the breach of any other covenant or condition herein contained on the part of Tenant or of the licensee, concessionaires, or tenants of Tenant to be kept and performed, or if either party shall bring legal proceedings against the other based on or relating to the terms hereof, the prevailing party shall be entitled to recover its reasonable attorney fees in any such action or proceeding including its reasonable attorney fees on any appeal therefrom. Tenant also agrees to pay and discharge all of Landlord's costs and expenses, including Landlord's attorney fees, that shall arise from enforcing any provisions or covenants of this Lease, including collection of any rent due, even though no suit or action is instituted and from enforcing Landlord's rights hereunder in any proceeding under any insolvency or bankruptcy laws, or as a result of any breach or default in the performance of any of the provisions of this Lease.

     37.12 No Option. The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.

     37.13 Captions. The titles to the Articles of this Lease are not a part hereof and shall have no effect upon the construction or interpretation of any part of this Lease.

     37.14 Gender. The use of the neuter gender or singular number is only for simplicity in drafting and they shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals, partnerships, or corporations.

     37.15 Covenants and Conditions. All provisions of this Lease, whether covenants or conditions, on the part of Tenant shall be deemed to be both covenants and conditions.

     37.16 Reservation. Landlord reserves to itself the use of the roof, walls, and the area beneath the Premises, together with the right to install, maintain, use, repair, and replace plumbing, telephone facilities, equipment, machinery, connections, pipes, ducts, conduits and wires leading through the Premises and serving other parts of the Center in a manner and in locations which will not unreasonably interfere with Tenant's use.

     37.17 Recordation. Tenant shall not record this Lease without the written consent of Landlord. However, upon the request of either party hereto the other party, shall join in the execution of a memorandum or so-called "short form" of this Lease for the purposes of recordation. Said memorandum or short form of this Lease shall describe the parties, the Premises, and the duration of this Lease and shall incorporate this Lease by reference.

     37.18 Entire Agreement. This Lease and the Exhibits attached hereto and forming a part hereof set forth all the covenants, promises, agreements, conditions, and understandings between Landlord and Tenant concerning the Premises and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, between them other than herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

     37.19 Time is of the Essence. Time is of the essence of each provision of this Lease.

     37.20 Venue. This Lease shall be governed by and construed in accordance with the laws of the State of Oregon and venue shall be in the courts of Multnomah or Clatsop County, Oregon.

     37.21 Survival. Any obligations of this Lease which, by their nature, cannot be performed prior to the expiration or Termination shall survive such expiration or termination unless expressly provided to the contrary herein.

     37.22 Compulsory and Binding Arbitration. Any disputes between Landlord and Tenant under this Lease, of any kind or nature, shall be submitted to compulsory, binding arbitration, under the rules and regulations of the American Arbitration Association. If Landlord and Tenant cannot agree upon the person who should serve as the arbitrator, then that person shall be named and selected by the Office of the American Arbitration Association located nearest to the Leased Premises. The prevailing party in any such arbitration shall have the right to recover all reasonable attorneys' fees and costs in pursuit of the arbitration, including the fees of the arbitrator, which shall otherwise be equally divided. Any award or order entered by the arbitrator, within ten (10) days thereof, shall be convertible immediately to a judgment by a court having competent jurisdiction in the appropriate county of the State of Oregon. If it becomes necessary for any party to enforce an arbitration award or order by taking court action, then that party shall be entitled to its reasonable attorneys fees and costs for such enforcement.

     Executed by the Landlord and Tenant as of the date first above written.


LANDLORD                                TENANT
Seaside, LLC, an Oregon                 Coldwater Creek, Inc.,
limited liability company               an Idaho corporation



By:___________________________________  By:___________________________________
     Graham C. Bryce                            Name:
     Member                                     Title:
                                                (Please print or type name and
                                                 title.)


Date:_________________________________  By:___________________________________

                                                Name:
                                                Title:
                                                (Please print or type name and
                                                title.)



                                        Date:_________________________________

EXHIBIT A

                         SEASIDE FACTORY OUTLET CENTER
                               Legal Description
                     12th and Highway 101, Seaside, Oregon


PARCEL #1                                                            7 June 1996

That certain tract or parcel of land situated in the S.W. 1/4, S.W. 1/4, Section 15, Township 6 North, Range 10 West, W.M., County of Clatsop, State of Oregon, bounded and described as follows:

Commencing at the N.W. corner of Lot 24 of Block 4 of the Town of Long Branch as laid out and recorded by C.R. Thompson and Mary P. Thompson, thence northeasterly along the east line of the right of way of the Spokane, Portland and Seattle Railway Company, formerly known as the Astoria and Columbia River Railroad where said line of right of way intersects Wall Street (9th Avenue) of said Long Branch, and to a point where the north line of said street intersects said east line of said right of way, which is the true point of beginning;

Thence westerly along the north line of Wall Street 31.0 feet more or less to the intersection of the center line of said Railroad right of way; thence
N14 degrees 31'20"E a distance of 387.31 feet more or less along the center line of said Railroad right of way; thence easterly 31.0 feet more or less to the easterly line of said Railroad right of way; thence N14 degrees 31'20"E a distance of 369.18 feet along said easterly right of way to a point which is located 10.0 feet southerly of the southerly right of way of 12th Avenue; thence east parallel with and 10.0 feet south of the southerly right of way of said 12th Avenue a distance of 82.59 feet; thence north 10.00 feet to the southerly right of way of said 12th Avenue which is also the south line of the street as shown on the south side of Logan's Subdivision of Block 1 of Clatsop Grove as laid out and recorded by H.F.L. Logan; thence east along said 12th Avenue a distance of 387.55 feet; thence south a distance of 180.00 feet; thence
S11 degrees 43'13"W a distance of 202.54 feet to a point which is located 524.4 feet east of the easterly right of way of said Railroad; thence S23 degrees 36'42"W a distance of 82.84 feet along Neawanna Creek; thence S23 degrees 40'38"E a distance of 98.44 feet more or less along said Creek; thence S89 degrees 59'44"W which is approximately parallel to the existing chain link fence of the PP&L sub station and 5.0 feet northerly of the said fence a distance of
253.47 feet more or less; thence N00 degrees 00'16"E a distance of 5.00 feet; thence S89 degrees 59'44"W which is approximately parallel to the existing chain link fence a distance of 102.00 feet; thence S00 degrees 06'13"E which is approximately parallel to and 5.0 feet more or less westerly of the existing chain link fence a distance of 38.61 feet; thence S14 degrees 31'20"W a distance of 177.70 feet to the north line of said Wall Street (9th Avenue); thence westerly along the north line of said Wall Street a distance of 226.73 feet more or less to the point of beginning.

Containing approximately 7.73 acres.



PARCEL #2

Lots 25 and 26 Logan's Subdivision; Lots 25 and 26 Pleasant View Subdivision; Lots 26 and 27 Rierson's Subdivision; Lots 24 and 25 McKee and Lemon's Subdivision; along with that portion of the vacated 13th Avenue which abuts these lots.

Containing approximately 1.12 acres.



Total of approximately 8.85 acres.

                                                                       EXHIBIT C

                         SEASIDE FACTORY OUTLET CENTER
                             Construction Exhibit


1.   PURPOSE OF EXHIBIT.

     This Exhibit defines the scope of the work for the Tenant's space improvements and distinguishes the Landlord construction obligation (referred to herein as the "Landlord's Work") from the Tenant's construction obligation (referred to herein to as the "Tenant's Work").

2.   PLAN AND SPECIFICATIONS.

     2.1 LANDLORD'S PLANS. Landlord will prepare plans and specifications for the buildings and common areas excluding work to be performed by Landlord's tenants in the Factory Outlet Center and work to be performed by the owners of other portions of the Factory Outlet Center (the size, dimensions, and type of construction of the buildings and the common area shown on Exhibit "B" shall be determined by Landlord) and such further working drawings and specifications consistent with and in further development of the plans and specifications as may from time to time be reasonably necessary ("Landlord's Plans"). As soon as they are available, Landlord will provide Tenant with copies of such portions of Landlord's Plans as materially affect Tenant's work (and which shall include a floor plan of the Premises showing column spacing and overall dimensions) and a Tenant Information Package.

     2.2 TENANT'S PLANS. Landlord and Tenant will cooperate in the preparation of plans for the tenant improvements in the Premises in the following manner.

          2.2.1 Within thirty (30) days after Landlord provides Tenant with the following information required in Section 2.1 above, Tenant will submit to Landlord plans and specifications prepared at Tenant's expense by Tenant's architect for Tenant's improvements ("Tenant's Plans"). Tenant's Plans shall identify those items that are Landlord's and Tenant's construction obligations respectively, consistent with the requirements of this Construction Exhibit.

          2.2.2 Within fifteen (15) days after submittal to Landlord of Tenant's Plans, Landlord will either approve the Plans or indicate in writing the reason for its disapproval. If the Plans are disapproved, the parties will attempt to develop mutually acceptable Plans. If the initial Tenant's Plans are not submitted in the time provided in Section 2.2.1 above, or Tenant's Plans acceptable to Landlord are not approved within thirty (30) days after initial submittal of Tenant's Plans to Landlord, Landlord may terminate this lease by written notice to Tenant.

          2.2.3 After approval by Landlord, Tenant's Plans shall not be changed without a written request from the party desiring the change and written approval from the other party. Neither party shall unreasonably withhold its approval of Tenant's Plans and any requested changes.

3.   CONSTRUCTION OF IMPROVEMENTS.

     3.1 CONSTRUCTION OBLIGATIONS. Landlord shall perform at its expense Landlord's Work set forth below. Except for Landlord's Work, all other work required to complete the Premises to a finished condition ready for the conduct of Tenant's business shall be deemed Tenant's Work and shall be performed at Tenant's sole cost and expense. All improvements to the Premises shall be constructed in accordance with the Landlord's Plans and approved Tenant's Plans as applicable. Landlord and Tenant agree to pursue construction of the improvements diligently to completion, and both Landlord and Tenant agree to comply with all city, county, and state ordinances, rules, and regulations in performing their respective work.

     3.2 INSURANCE. During the course of construction, the Landlord agrees at the Landlord's expense to obtain and maintain public liability and worker's compensation insurance adequate to fully protect the Tenant as well as the Landlord from and against any and all liability for death of or injury to persons or damage to property caused in or about the Premises or by reason of the construction of the Landlord's Work. The Tenant agrees at the Tenant's expense to obtain or maintain public liability and worker's compensation insurance adequate to fully protect the Landlord as well as the Tenant from and against any and all liability for the death of or injury to persons or damage to the property caused in or about the Premises or by reason of the construction of Tenant's Work.

     3.3 NOTICE OF SUBSTANTIAL COMPLETION. Upon notification to Tenant that Landlord's Work is substantially complete, Tenant at Tenant's cost, will proceed at once to complete any improvements to the Premises not the obligation of Landlord. Landlord and Tenant will cooperate to permit Tenant to begin Tenant's Work, including fixturing and equipping prior to substantial completion of Landlord's Work to the extent that such is necessary or desirable and does not interfere with Landlord's Work. Within ten (10) days after notice to Tenant of substantial completion of Landlord's Work, Tenant shall give Landlord a list of any contended defects or variances. Landlord will immediately commence to complete or correct the items that it believes are justified. If Tenant does not deliver the list within the ten (10) day period, Tenant shall be deemed to have accepted the Premises. If Tenant gives Landlord a list within the ten (10) day period, Tenant shall be deemed to have accepted the Premises subject to such defects or variances. Landlord shall not be liable for any defects or variances not included in Tenant's notice, whether latent or otherwise, but Tenant shall have the benefit of any guarantees of Landlord's contractor or suppliers with respect to Landlord's work and latent defects in the building in which the Premises are located.

     3.4 PERFORMANCE OF TENANT'S WORK BY LANDLORD'S CONTRACTOR. If Tenant wishes Landlord's contractor to perform Tenant's Work hereunder or any part thereof, Tenant will so notify Landlord. Upon approval of Landlord and Landlord's contractor, the work shall be performed subject to the following conditions:

          3.4.1 The cost of such construction work as shown on the Tenant's Plans shall be estimated by the Landlord's contractor prior to start of construction. The Tenant shall have the prior right of approval of all such costs as estimated by the Landlord's contractor. Such approval or disapproval shall be given within fifteen (15) days following the receipt of the cost estimate.

          3.4.2 At such time that the Tenant and Landlord's contractor mutually approve such costs, the Tenant shall forthwith enter into a construction contract with the Landlord's contractor for such work, and the Tenant shall pay such construction costs in the manner and on the dates provided in such construction contract. Failure of the Tenant to pay such construction costs as provided in such construction contract shall constitute a default under the terms of this lease in like manner as failure to pay rent when due. In the event of any such failure of the Tenant to pay such construction cost, the Landlord and the Landlord's contractor shall thereby be entitled without cost, obligation, or liability of any kind or in any amount whatsoever, to discontinue the construction of the Tenant's Work.

          3.4.3 Any requests for changes to the construction desired by the Tenant after the Landlord's contractor has commenced work must be made to the Landlord in the form of a written Change Request. The Landlord's contractor will perform the requested change only after receipt of a Change Order issued by the Landlord and approved by the Tenant and the Landlord's contractor stipulating the adjustment of the construction sum.

          3.4.4 The Landlord shall have no liability to the Tenant for any acts or omissions of the Landlord's contractor in the performance of Tenant's Work or arising in any manner from such work.

4.   LANDLORD'S WORK.  Landlord shall provide the following:

     4.1 Structural shell to include foundations, columns, roof, rear wall, and demising walls of exposed studs. Front walls are storefront to 9' high, with wood framing and insulation to structure. Drywall is included from top of storefront to 6" above ceiling line. Demising walls are 6" metal studs to structure, with sheetrock each side (sheetrock is taped and sanded, ready for paint). Rear and exterior side walls are concrete tilt-up panels (no furring or drywall is included). No stockroom walls are included except Landlord shall construct one (1) stockroom wall not to exceed 56 lineal feet.

     4.2 Sign band and covered walk in front of Premises. Access to rear of Premises and rear service door if required by code.

     4.3 Sanitary sewer line and water main to Premises for Tenant's connection.

     4.4 Fire sprinkler system to the extent required by code (both upright and pendant heads) and as designated by Landlord's architect, covering above and below the ceilings.

     4.5 Storefront, with double acting entrance door not to exceed a maximum of six feet (6') in width.

     4.6  Concrete floor slab--on-grade.

     4.7  Gypsum board interior demising walls finished and ready for paint.

     4.8  Landlord's standard suspended acoustical board ceiling.

     4.9 Demising walls, partitions, ceilings, doors, exit signs, hose stations, and temporary fire protection equipment as required by local or state codes and fire rating bureau. After taking possession of the Premises, continued compliance with all of the above codes shall be the Tenant's responsibility.

     4.10 One toilet room including plumbing with Landlord's standard toilet fixtures, including walls, door, drywall, ceiling, one toilet, one sink, floor covering, exhaust fan and lights, and accessories consisting of mirror and toilet paper holder.

     4.11 All electrical work not expressly provided for below shall be part of Tenant's Work:

          4.11.1  200 amp electrical panel at the rear of the Premises.

          4.11.2 Convenience outlets, fed from the Tenant's panel, located approximately fifteen feet (15') on center on the demising walls.

          4.11.3 Fluorescent lighting fixtures and lamps, the extent of which shall not exceed the energy conservation guidelines issued by the state (approximately 1/90 sq. ft.). The increased cost of wiring to other electrical equipment furnished and installed by Tenant shall be paid for by Tenant.

          4.11.4  Conduit and "J" box for Tenant's sign as shown on drawings.

     4.12 H.V.A.C. system as per the Landlord's standard specifications for retail space, complete with duct work, grilles, controls, etc. HVAC capacity is based on one ton per 400 sq. ft. of tenant space.

     4.13 Food service tenants shall provide grease interceptors at sanitary drains where required by the Landlord. The Landlord shall have the right to inspect required grease traps and require maintenance.

     4.14 One continuous stockroom wall not exceed 56 lineal feet.

5. TENANT'S WORK. Tenant shall furnish all labor, materials, equipment, and payment for Tenant's Work and completion of the Premises not included in Landlord's Work for which Tenant shall receive an allowance of $8.50 per square foot not to exceed $36,380. All roof penetrations shall be made by Landlord's contractor unless otherwise approved in writing by Landlord. Tenant's Work includes, but is not limited to, the following:

     5.1 Procurement and payment of all necessary permits, licenses, and fees in connection with the Tenant's construction contracts, compliance with all building codes, regulations, and ordinances and provide all required bonds and insurance.

     5.2 Permission for Landlord to provide plumbing, electrical, and telephone runs from other stores in building to pass through Premises in concealed areas.

     5.3 Providing a construction schedule and coordinating the work of the contractor in order to maintain minimum disruption to the operation of the Center.

     5.4 Conformance of Tenant's construction with the plans and specifications of the Project Architect-Engineer. All changes, modifications, and additions are subject to Landlord's or Landlord's architect's approval.

     5.5 Payment to Landlord for roofing repairs required as a result of Tenant's contractors penetrating the existing roof, which repairs shall be performed solely by Landlord's roofing contractor.

                                                                       EXHIBIT D

                             Rules and Regulations


1. The sidewalks, halls, passages, exits, entrances, stairways and elevators (if any) of the Factory Outlet Center shall not be obstructed by any of the Tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgement of Landlord would be prejudicial to the safety, character, reputation and interests of the Factory Outlet Center and Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No Tenant and no employee or invitee of any Tenant shall go upon the roof of the Factory Outlet Center.

2. No sign, placard, picture, name, advertisement or notice visible from the exterior of any Tenant's premises shall be inscribed, painted, affixed or otherwise displayed by any Tenant on any part of the Factory Outlet Center without the prior written consent of Landlord. Landlord will adopt and furnish to Tenant general guidelines relating to signs inside the Factory Outlet Center on the sales floor. Tenant agrees to conform to such guidelines, but may request approval of Landlord for modifications. All approved signs or lettering on doors shall be printed, painted, affixed or inscribed at the expense of the Tenant by a person approved by Landlord. Material visible from outside the Factory Outlet Center will not be permitted.

3. The premises shall not be used for lodging or the storage of merchandise held for sale to the public, and unless ancillary to a restaurant or other food service use specifically authorized in the lease of a particular Tenant, no cooking shall be done or permitted by any Tenant on the premises, except that the preparation of coffee, tea, hot chocolate and similar items by Tenants and their employees shall be permitted.

4. Landlord will furnish each Tenant with two keys free of charge. Landlord may make reasonable charge for any additional keys. No Tenant shall have any keys made. No Tenant shall alter any lock or install a new or additional lock or any bolt on any door of its premises without the prior consent of Landlord. Each Tenant shall in each case furnish Landlord with a key for any such lock. Each Tenant upon the termination of its tenancy, shall deliver to Landlord all keys to doors in the Factory Outlet Center which shall have been furnished to Tenant. Each Tenant shall see that the doors of its premises are closed and securely locked at such times as Tenant's employees leave the premises.

5. No Tenant shall use or keep in the premises or the Factory Outlet Center any kerosene, gasoline or inflammable or combustible fluid or material or use any method of heating or air conditioning other than that supplied by Landlord. No Tenant shall use, keep or permit to be used or kept any foreign or noxious gas or substance in the premises, or permit or suffer the premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Factory Outlet Center by reasons of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.

6. In the case of invasion, mob, riot, public excitement, or other circumstances rendering such action advisable in Landlord's opinion, Landlord reserves the right to prevent access to the Factory Outlet

     Center during the continuance of the same by suggesting an action as landlord may deem appropriate, including closing entrances to the Factory Outlet Center.

7. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed; no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.

8. Except with prior consent of Landlord, no Tenant shall sell or permit the sale in the premises or use or permit the use of any common area for the sale of newspapers, magazines, periodicals, theater tickets or any other goods, merchandise, or service. Tenant shall not carry on, or permit or allow any employee or other person to carry on the business of stenography, typewriting, or any similar business in or from the premises for the service or accommodation of occupants of any other portion of the Factory Outlet Center, nor shall the premises of any Tenant be used for manufacturing of any kind, or any business or activity other than that specifically provided for in such Tenant's lease.

9. Tenant shall not use any advertising media which may be heard outside of the premises and Tenant shall not place or permit the placement of any radio or television antenna, loudspeaker, sound amplifier, phonograph, searchlight, flashing light or other device of any nature on the roof or outside of the boundaries of the premises (except for Tenant's approved identification sign or signs) or at any place where the same may be seen or heard outside of the premises.

10. All loading and unloading of merchandise, supplies, materials, garbage and refuse shall be made only through such entry ways and elevators (if any) and at such times as Landlord shall designate. In its use of the loading areas the Tenant shall not obstruct or permit the obstruction of said loading area and at no time shall park or allow its officers, agents or employees to park vehicles therein except for loading and unloading.

11. Landlord shall have the right, exercisable without notice and without liability to any Tenant, to change the name and street address of the Factory Outlet Center.

12. The freight elevators, if any, shall be available for use by all Tenants in the Factory Outlet Center, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. The persons employed to move such equipment in or out of the Factory Outlet Center must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall if considered necessary to Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss or damage to any such property from any cause, and all damage done to the Factory Outlet Center by moving or maintaining such property shall be repaired at the expense of Tenant.

13. The directory of the Factory Outlet Center, if any, will be provided for the display of the name and location of Tenants and Landlord reserves the right to exclude any other names therefrom.

14. No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Factory Outlet Center without the prior written consent of Landlord.

15. Each Tenant shall see that the doors of its premises are closed and locked and that all water faucets, water apparatus and utilities are shut off before Tenant or Tenant's employees leave the premises, so as to prevent waste or damage, and for any default or carelessness in this regard Tenant shall make good all injuries sustained by other tenants or occupants of the Factory Outlet Center or Landlord.

16. No Tenant shall use any portion of the common areas for any purpose when the premises of such Tenant are not open for business or under construction in preparation for occupancy.

17. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations against any or all of the Tenants of the Factory Outlet Center.

18. These Rules and Regulations are in addition to and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms and conditions of any Lease of premises in the Factory Outlet Center.

19. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgement may from time to time be needed for the safety, care and cleanliness of the Factory Outlet Center, and for the preservation of good order therein.

20. It is understood by the Landlord and Tenant that the demised premises may be subject to the Americans with Disabilities Act (the ADA), a Federal law codified at 42 USC Section 12101 et seq.

Tenant's Responsibilities. Tenant shall be responsible for compliance with the Americans with Disabilities Act of 1990 ("ADA"), including making all necessary alterations and removing barriers to access for disabled persons and providing auxiliary aids.

Default. Tenant's failure to comply with the ADA shall constitute a default under this lease. Notwithstanding any other provision in the lease, Landlord, upon discovery of noncompliance by Tenant with the ADA, may provide Tenant with 20 days written notice to bring the premises into compliance with the ADA to remedy the default. If Tenant fails to remedy the default, Landlord may (1) terminate Tenant's right to possession of the premises and seek damages and other judicial relief, or (2) enter the premises during normal business hours for the purposes of inspecting the same and making any necessary alterations and changes to the premises to bring the premises into compliance with the ADA. If the Landlord incurs any expense or costs, including any attorney fees, in bringing the premises into compliance with the ADA, Tenant shall pay such expenses or costs to the Landlord upon demand. The performance of any work by the Landlord shall not constitute a waiver of Tenant's default in failing to perform the same.

                                                                       EXHIBIT E

                         SEASIDE FACTORY OUTLET CENTER
                               SIGN REGULATIONS


          Conformance with the following sign regulations will be strictly enforced, and any installed non-conforming or unapproved signs must be brought into conformance at Tenant's expense.

1.   GENERAL

     1.1  Each tenant is permitted two (2) business identification signs; one
(1) major sign referred to hereafter as a "Wall Sign," and, at Tenant's option, one (1) pedestrian related sign hereafter referred to as a "Blade Sign."

     1.2 The sign guidelines herein are not intended to supersede local sign and building codes and ordinances. Tenant and/or Tenant's Agent are expected to understand and follow all local sign and building codes and ordinances.

     1.3 Tenant shall be responsible for all required sign permits and fees. Each sign will require a permit from the City of Seaside.

     1.4 Tenant shall be responsible for all expenses related to the design, fabrication, installation, maintenance, and removal of its sign.

2.  APPROVALS

     2.1 Sign approval will be based on conformance to this Exhibit "E" and all applicable City regulations.

     2.2 All signs must be submitted for written approval to the Landlord prior to commencing fabrication.

     2.3 Submittals shall include two sets of complete shop drawings indicating location, size, layout, design and colors, lettering and graphics, fastening systems, marquee penetrations, and any other pertinent information. Submit an elevation, section, and details in a reasonably workable scale.

     2.4 It is recommended (not required) that Tenant submit a "design concept" of the sign for review by the Landlord for discussion prior to making a formal submittal for approval.

3.  WALL SIGNS

     3.1 Tenant's Wall Sign shall be located on the sign band provided directly in front of and parallel to the respective storefront as indicated by the Landlord. The sign shall be a minimum of six inches (6") above the bottom of the sign band and six inches (6") below the top of the sign band.

     3.2 Four foot (4') clearance shall be maintained between the adjacent Tenant's signs unless approved.

     3.3 Wall Signs shall not exceed thirty-six inches (36") high at any point and shall not exceed an average height of thirty inches (30") and shall be no wider than Tenant's available sign band width minus two feet (2') at each end. Sign area shall be limited to 1.5 square feet per lineal foot of store frontage.

     3.4 Individual "letter style" signs shall be the Factory Outlet Center's standard. No "can style" signs will be considered. Tastefully handled exposed neon lighting will be considered for approval.

     3.5  Flashing, moving, or audible signs will not be permitted.

     3.6 All letters shall be internally illuminated and faced with plexiglas or similar material.

     3.7 Signs perpendicular to the marquee/gable are not permitted except as provided in "Blade Signs" below. Painted lettering will not be permitted.

     3.8 All electrical signs shall bear a UL label, and their installation shall comply with all applicable building and electrical codes.

     3.9 The sign's electrical connections shall be made to Tenant's electrical service. A conduit shall be provided from the sign band to Tenant's space. Wiring and connections are Tenant's responsibility.

     3.10 All sign installations shall be executed in a neat, professional manner and approved in advance by Landlord. Tenant's Sign Contractor(s) shall repair any damage caused by their work, and Tenant shall be fully responsible for the operations of Tenant's contractor(s).

     3.11 If the Wall Sign is ever removed for replacement or because of a lease termination, Tenant shall leave the sign band in good condition, normal weathering excepted. Tenant shall be required to repair in a professional manner any holes or damage related to the sign.

4.  BLADE SIGNS

     4.1 Tenant's Blade Sign shall be located immediately above Tenant's entrance and under the covered walkway supports per building standard.

     4.2 The sign shall be perpendicular to Tenant's storefront and extend approximately four feet (4') out from the storefront.

     4.3 The Blade Sign shall not exceed eighteen inches (18") in depth or thirty-six inches (36") in length.

     4.4 Blade Signs shall be a maximum thickness of two inches with a sculptured or raised graphics projection of one inch (1" maximum on each side for a total Blade Sign maximum thickness of four inches (4").

     4.5 Blade Sign material shall be wood, metal, plastic, or glass. Plywood or particle board is not permitted.

     4.6 Imaginative shapes with cut-outs and transparent materials representing the shop's trade are encouraged.

     4.7 Blade Signs shall be connected to the covered walkway supports only and in a neat professional manner. Tenant shall include connection details with the shop drawing submittal (see Section 2.3) and shall demonstrate the sign's structural integrity. The maximum allowable weight of the sign including connection shall be 200 pounds.

5.  MISCELLANEOUS SIGNAGE

     5.1 Service doors shall be identified with two inch (2") high painted or adhered letters/numbers located approximately five feet (5') above finish floor on the door leaf(s).

     5.2 Other signs, banners, flags, etc., whether permanently fixed, portable, or attached to vehicles will not be permitted beyond Tenant's lease line unless approved by the Landlord.

     5.3 Temporary (thirty (30) days or less) advertising and promotional signs attached to the inside of Tenant's storefront windows shall be done tastefully and with restraint so as not to distract from the quality character of the Factory Outlet Center.

     5.4 Permanent signs (thirty (30) days duration or longer) attached/suspended at the inside of Tenant's storefront windows (within five (5) feet of the lease line) shall be submitted to the Landlord for approval before fabrication and installation.

     5.5 Postal service required address numbers shall be three inch (3") high block numbers on the transom glass immediately above Tenant's main entrance door. Graphics painted on Tenant's storefront windows shall be considered signage and is subject to this Exhibit "E".

                                                                       EXHIBIT G

                         SEASIDE FACTORY OUTLET CENTER
                                OPTION TO RENEW


Provided Tenant is not in default hereunder, and provided Tenant is achieving annual gross sales of, at least, $320 per square foot, Tenant shall have the right to extend the term hereof for one (1) succeeding period of five (5) years each by giving Landlord written notice of its intent to extend Lease on hundred eighty (180) days prior to expiration of its initial term and first option period.

All terms and conditions will remain the same for each said option except the minimum monthly rental, which shall be $72,760 annually payable at $6,063.33 per month. Percentage Rent: four percent (4%) of gross sales over $1,455,200 per year.